                                 LOAN AGREEMENT




                          Dated as of December 20, 1995




                                      among




                            RICHEY ELECTRONICS, INC.




                             THE BANKS HEREIN NAMED




                                       and




                      FIRST INTERSTATE BANK OF CALIFORNIA,
                                    as Agent

                                TABLE OF CONTENTS

                                                                            PAGE

       Article 1         DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . .   1

            1.1          Defined Terms . . . . . . . . . . . . . . . . . . .   1
            1.2          Use of Defined Terms. . . . . . . . . . . . . . . .  33
            1.3          Accounting Terms. . . . . . . . . . . . . . . . . .  33
            1.4          Rounding. . . . . . . . . . . . . . . . . . . . . .  34
            1.5          Exhibits and Schedules. . . . . . . . . . . . . . .  34
            1.6          References to "Borrower and its Subsidiaries" . . .  34
            1.7          Miscellaneous Terms . . . . . . . . . . . . . . . .  34

       Article 2         LOANS AND LETTERS OF CREDIT . . . . . . . . . . . .  35

            2.1          Loans-General . . . . . . . . . . . . . . . . . . .  35
            2.2          Alternate Base Rate Loans . . . . . . . . . . . . .  37
            2.3          Eurodollar Rate Loans . . . . . . . . . . . . . . .  37
            2.4          Letters of Credit . . . . . . . . . . . . . . . . .  38
            2.5          Voluntary Reduction of Line A Commitment. . . . . .  42
            2.6          Automatic Reduction of Line B Commitment. . . . . .  42
            2.7          Optional Termination of Commitments . . . . . . . .  42
            2.8          Agent's Right to Assume Funds Available for
                         Advances. . . . . . . . . . . . . . . . . . . . . .  43
            2.9          Collateral and Guaranty.. . . . . . . . . . . . . .  43

       Article 3         PAYMENTS AND FEES . . . . . . . . . . . . . . . . .  44

            3.1          Principal and Interest. . . . . . . . . . . . . . .  44
            3.2          Arrangement Fee . . . . . . . . . . . . . . . . . .  46
            3.3          Agency Fees . . . . . . . . . . . . . . . . . . . .  46
            3.4          Commitment Fees . . . . . . . . . . . . . . . . . .  46
            3.5          Letter of Credit Fees . . . . . . . . . . . . . . .  46
            3.6          Increased Commitment Costs. . . . . . . . . . . . .  47
            3.7          Eurodollar Costs and Related Matters. . . . . . . .  47
            3.8          Late Payments . . . . . . . . . . . . . . . . . . .  51
            3.9          Computation of Interest and Fees. . . . . . . . . .  52
            3.10         Non-Banking Days. . . . . . . . . . . . . . . . . .  52
            3.11         Manner and Treatment of Payments. . . . . . . . . .  52
            3.12         Funding Sources . . . . . . . . . . . . . . . . . .  54
            3.13         Failure to Charge Not Subsequent Waiver . . . . . .  54
            3.14         Agent's Right to Assume Payments Will be Made by
                         Borrower. . . . . . . . . . . . . . . . . . . . . .  54
            3.15         Automatic Debit . . . . . . . . . . . . . . . . . .  54
            3.16         Fee Determination Detail. . . . . . . . . . . . . .  54
            3.17         Survivability . . . . . . . . . . . . . . . . . . .  55

       Article 4         REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .  56

            4.1          Existence and Qualification; Power; Compliance
                         With Laws . . . . . . . . . . . . . . . . . . . . .  56
            4.2          Authority; Compliance With Other Agreements and
                         Instruments and Government Regulations. . . . . . .  56
            4.3          No Governmental Approvals Required. . . . . . . . .  57
            4.4          Subsidiaries. . . . . . . . . . . . . . . . . . . .  57
            4.5          Financial Statements. . . . . . . . . . . . . . . .  58
            4.6          No Other Liabilities; No Material Adverse
                         Changes . . . . . . . . . . . . . . . . . . . . . .  59
            4.7          Title to and Location of Property . . . . . . . . .  59
            4.8          Intangible Assets . . . . . . . . . . . . . . . . .  59
            4.9          Public Utility Holding Company Act. . . . . . . . .  59
            4.10         Litigation. . . . . . . . . . . . . . . . . . . . .  60
            4.11         Binding Obligations . . . . . . . . . . . . . . . .  60
            4.12         No Default. . . . . . . . . . . . . . . . . . . . .  60
            4.13         ERISA . . . . . . . . . . . . . . . . . . . . . . .  60
            4.14         Regulations G, T, U and X; Investment Company
                         Act . . . . . . . . . . . . . . . . . . . . . . . .  61
            4.15         Disclosure. . . . . . . . . . . . . . . . . . . . .  61
            4.16         Tax Liability . . . . . . . . . . . . . . . . . . .  61
            4.17         Projections . . . . . . . . . . . . . . . . . . . .  61
            4.18         Hazardous Materials . . . . . . . . . . . . . . . .  62
            4.19         Security Interests. . . . . . . . . . . . . . . . .  62
            4.20         Trade Names . . . . . . . . . . . . . . . . . . . .  62
            4.21         The Deanco Acquisition. . . . . . . . . . . . . . .  62

       Article 5         AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION
                         AND REPORTING REQUIREMENTS) . . . . . . . . . . . .  64

            5.1          Payment of Taxes and Other Potential Liens. . . . .  64
            5.2          Preservation of Existence . . . . . . . . . . . . .  64
            5.3          Maintenance of Properties . . . . . . . . . . . . .  64
            5.4          Maintenance of Insurance. . . . . . . . . . . . . .  65
            5.5          Compliance With Laws. . . . . . . . . . . . . . . .  65
            5.6          Inspection Rights . . . . . . . . . . . . . . . . .  65
            5.7          Audit Rights. . . . . . . . . . . . . . . . . . . .  65
            5.8          Keeping of Records and Books of Account . . . . . .  65
            5.9          Compliance With Agreements. . . . . . . . . . . . .  66
            5.10         Use of Proceeds . . . . . . . . . . . . . . . . . .  66
            5.11         New Subsidiaries. . . . . . . . . . . . . . . . . .  66
            5.12         Hazardous Materials Laws. . . . . . . . . . . . . .  66
            5.13         Merger of EDAC and Deanco . . . . . . . . . . . . .  66

       Article 6         NEGATIVE COVENANTS. . . . . . . . . . . . . . . . .  68

            6.1          Prepayment of Indebtedness. . . . . . . . . . . . .  68
            6.2          Disposition of Property . . . . . . . . . . . . . .  68
            6.3          Mergers . . . . . . . . . . . . . . . . . . . . . .  68
            6.4          Hostile Acquisitions. . . . . . . . . . . . . . . .  68
            6.5          Distributions . . . . . . . . . . . . . . . . . . .  68

            6.6          ERISA . . . . . . . . . . . . . . . . . . . . . . .  69
            6.7          Change in Nature of Business. . . . . . . . . . . .  69
            6.8          Liens and Negative Pledges. . . . . . . . . . . . .  69
            6.9          Indebtedness and Guaranty Obligations . . . . . . .  69
            6.10         Transactions with Affiliates. . . . . . . . . . . .  70
            6.11         Stockholders' Equity. . . . . . . . . . . . . . . .  70
            6.12         Fixed Charge Coverage Ratio . . . . . . . . . . . .  71
            6.13         Cash Flow Leverage. . . . . . . . . . . . . . . . .  71
            6.14         Net Income. . . . . . . . . . . . . . . . . . . . .  71
            6.15         Accounts Payable Turnover . . . . . . . . . . . . .  72
            6.16         Investments . . . . . . . . . . . . . . . . . . . .  72
            6.17         Acquisitions. . . . . . . . . . . . . . . . . . . .  72
            6.18         Subsidiary Indebtedness . . . . . . . . . . . . . .  72
            6.19         Change in Location of Chief Executive Offices
                         and Assets. . . . . . . . . . . . . . . . . . . . .  73

       Article 7         INFORMATION AND REPORTING REQUIREMENTS. . . . . . .  74

            7.1          Financial and Business Information. . . . . . . . .  74
            7.2          Compliance Certificates . . . . . . . . . . . . . .  77

       Article 8         CONDITIONS. . . . . . . . . . . . . . . . . . . . .  78

            8.1          Initial Advances, Etc.. . . . . . . . . . . . . . .  78
            8.2          Any Advance, Etc. . . . . . . . . . . . . . . . . .  81

       Article 9         EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF
                         DEFAULT . . . . . . . . . . . . . . . . . . . . . .  83

            9.1          Events of Default . . . . . . . . . . . . . . . . .  83
            9.2          Remedies Upon Event of Default. . . . . . . . . . .  85

       Article 10        THE AGENT . . . . . . . . . . . . . . . . . . . . .  88

            10.1         Appointment and Authorization . . . . . . . . . . .  88
            10.2         Agent and Affiliates. . . . . . . . . . . . . . . .  88
            10.3         Proportionate Interest in any Collateral. . . . . .  88
            10.4         Banks' Credit Decisions . . . . . . . . . . . . . .  89
            10.5         Action by Agent . . . . . . . . . . . . . . . . . .  89
            10.6         Liability of Agent. . . . . . . . . . . . . . . . .  90
            10.7         Indemnification . . . . . . . . . . . . . . . . . .  91
            10.8         Successor Agent . . . . . . . . . . . . . . . . . .  92
            10.9         No Obligations of Borrower. . . . . . . . . . . . .  92

       Article 11        MISCELLANEOUS . . . . . . . . . . . . . . . . . . .  94

            11.1         Cumulative Remedies; No Waiver. . . . . . . . . . .  94
            11.2         Amendments; Consents. . . . . . . . . . . . . . . .  94
            11.3         Costs, Expenses and Taxes . . . . . . . . . . . . .  95
            11.4         Nature of Banks' Obligations. . . . . . . . . . . .  96
            11.5         Survival of Representations and Warranties. . . . .  96
            11.6         Notices . . . . . . . . . . . . . . . . . . . . . .  96

            11.7         Execution of Loan Documents . . . . . . . . . . . .  97
            11.8         Binding Effect; Assignment. . . . . . . . . . . . .  97
            11.9         Right of Setoff . . . . . . . . . . . . . . . . . . 100
            11.10        Sharing of Setoffs. . . . . . . . . . . . . . . . . 100
            11.11        Indemnity by Borrower . . . . . . . . . . . . . . . 101
            11.12        Nonliability of the Banks . . . . . . . . . . . . . 102
            11.13        No Third Parties Benefited. . . . . . . . . . . . . 103
            11.14        Confidentiality . . . . . . . . . . . . . . . . . . 103
            11.15        Further Assurances. . . . . . . . . . . . . . . . . 104
            11.16        Integration . . . . . . . . . . . . . . . . . . . . 104
            11.17        Governing Law . . . . . . . . . . . . . . . . . . . 104
            11.18        Severability of Provisions. . . . . . . . . . . . . 104
            11.19        Headings. . . . . . . . . . . . . . . . . . . . . . 105
            11.20        Time of the Essence . . . . . . . . . . . . . . . . 105
            11.21        Foreign Banks and Participants. . . . . . . . . . . 105
            11.22        Hazardous Material Indemnity. . . . . . . . . . . . 106
            11.23        Arbitration Reference . . . . . . . . . . . . . . . 107
            11.24        Purported Oral Amendments . . . . . . . . . . . . . 110


EXHIBITS

A - Borrowing Base Certificate
B - Commitment Assignment and Acceptance
C - Compliance Certificate
D - Landlord Acknowledgement and Consent
E - Line A Note
F - Line B Note
G - Opinion of Counsel
H - Pledge Agreement
I - Pricing Certificate
J - RayChem Lien Subordination
K - Request for Letter of Credit
L - Request for Loan
M - Request for Redesignation
N - Security Agreement
O - Subsidiary Guaranty


SCHEDULES

1.1    Bank Commitments
4.4    Subsidiaries
4.7    Owned and Leased Real Property
4.10   Material Litigation
4.20   Trade Names
5.4    Minimum Insurance Coverage
6.8    Existing Liens, Negative Pledges and Rights of Others
6.9    Existing Indebtedness
6.16   Existing Investments

                                 LOAN AGREEMENT

                          Dated as of December 20, 1995


            This LOAN AGREEMENT ("Agreement") is entered into by and among RICHEY ELECTRONICS, INC., a Delaware corporation ("Borrower"), each bank whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to SECTION 11.8 (collectively, the "Banks" and individually, a "Bank"), and FIRST INTERSTATE BANK OF CALIFORNIA, as Agent.

            In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    Article 1
                        DEFINITIONS AND ACCOUNTING TERMS


            1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

            "ACCOUNTS PAYABLE TURNOVER" means, as of the last day of any Fiscal Month, the result obtained (expressed as a number of days) by
       (a) DIVIDING (i) the amount of Borrower's accounts payable on that date determined in accordance with Generally Accepted Accounting Principles BY
       (ii) the result obtained by MULTIPLYING (A) four (4) times (B) the cost of sales of Borrower for the three (3) Fiscal Months ending on such date determined in accordance with Generally Accepted Accounting Principles and (b) MULTIPLYING that quotient by 365.

            "ACQUISITION" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or (c) acquires control of a 50% or more ownership interest in any partnership, limited liability company or joint venture.

            "ADJUSTED TOTAL LIABILITIES" means, with respect to any Person and as of any date of determination, the SUM OF

       (a) the total liabilities of that Person as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied, PLUS (b) the aggregate effective amount of all letters of credit for which such Person is the account party as of that date PLUS (c) the aggregate obligations of that Person under all Guaranty Obligations as of that date.

            "ADVANCE" means any advance made or to be made by any Bank to Borrower as provided in ARTICLE 2, and INCLUDES each Alternate Base Rate Advance and Eurodollar Rate Advance.

            "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the ownership interests of any limited liability company that has more than 100 record holders of such interests, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation, partnership or other Person.

            "AGENT" means First Interstate Bank of California, when acting in its capacity as the Agent under any of the Loan Documents, or any successor Agent.

            "AGENT'S OFFICE" means the Agent's address as set forth on the signature pages of this Agreement, or such other address as the Agent hereafter may designate by written notice to Borrower and the Banks.

            "AGGREGATE EFFECTIVE AMOUNT" means, as of any date of determination and with respect to all Letters of Credit then outstanding, the SUM OF
       (a) the aggregate effective face amounts of all such Letters of Credit not then paid by the Issuing Bank PLUS (b) the aggregate amounts paid by the Issuing Bank under such Letters of Credit not then reimbursed to the Issuing Bank by Borrower pursuant to SECTION 2.4(d) and not the subject of Advances made pursuant to SECTION 2.4(e).

            "AGREEMENT" means this Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

            "ALTERNATE BASE RATE" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the HIGHER OF (a) the Prime Rate in effect on such date and
       (b) the Federal Funds Rate in effect on such date plus  1/2 of 1%.

            "ALTERNATE BASE RATE ADVANCE" means an Advance made hereunder that bears interest determined in relation to the Alternate Base Rate.

            "ALTERNATE BASE RATE LOAN" means a Loan made hereunder that bears interest determined in relation to the Alternate Base Rate.

            "AMORTIZATION AMOUNT" means, with respect to each Amortization Date, the amount set forth below opposite that Amortization Date or opposite the period during which such Amortization Date occurs (as applicable):

                 Amortization date          Amount
                 -----------------          ------

                 March 31, 1997           $1,500,000

                 June 30, 1997
                 through
                 December 31, 1997        $2,000,000

                 March 31, 1998
                 through
                 December 31, 1998        $2,500,000

                 March 31, 1999 and
                 June 30, 1999            $6,250,000

            "AMORTIZATION DATE" means March 31, 1997 and each Quarterly Payment Date thereafter through and including the Line B Maturity Date.

            "APPLICABLE ALTERNATE BASE RATE MARGIN" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points) opposite the Applicable Pricing Level for that Pricing Period:

                  Applicable
                 Pricing Level            Margin
                 -------------            ------

                      I                   100.00
                      II                   50.00
                      III                  25.00
                      IV                   00.00

            "APPLICABLE COMMITMENT FEE RATE" means, for each Pricing Period, the rate set forth below (expressed in basis points) opposite the Applicable Pricing Level for that Pricing Period:

                  Applicable              Commitment
                 Pricing Level             Fee Rate
                 -------------            -----------
                      I                     37.50
                      II                    37.50
                      III                   25.00
                      IV                    12.50

            "APPLICABLE EURODOLLAR RATE MARGIN" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points) opposite the Applicable Pricing Level for that Pricing Period:

                  Applicable
                 Pricing Level                 Margin
                 -------------                 ------
                      I                        225.00
                      II                       175.00
                      III                      125.00
                      IV                        75.00

            "APPLICABLE STANDBY LETTER OF CREDIT FEE" means, for each Pricing Period, the per annum rate set forth as the interest rate margin in the definition of "Applicable Eurodollar Rate Margin" opposite the Applicable Pricing Level for that Pricing Period.

            "APPLICABLE PRICING LEVEL" means (a) for the initial Pricing Period, Pricing Level I and (b) for each subsequent Pricing Period, the Pricing Level set forth below opposite the Cash Flow Leverage achieved by the Borrower as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

            Pricing Level            Cash Flow Leverage
            -------------            ------------------

                 I                   Equal to or greater than 4.00 to 1.00

                 II Less than 4.00 to 1.00 and equal to or greater than 3.00 to 1.00

                 III Less than 3.00 to 1.00 and equal to or greater than 2.00 to 1.00

                 IV                  Less than 2.00 to 1.00;

       PROVIDED that if Borrower fails to deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Applicable Pricing Level for that Pricing Period shall be Pricing Level I.

            "BANKING DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in California or New York.

            "BORROWER" means Richey Electronics, Inc., its successors and its permitted assigns.

            "BORROWING BASE" means, as of any date of determination, an amount determined by the Agent based on the most recent Borrowing Base Certificate equal to the SUM OF:

                      (a)  85% of Eligible Receivables; PLUS

                      (b)  50% of Eligible Inventory;

       PROVIDED, HOWEVER, that (y) if on such date the aggregate amount of all returns, rebates, discounts, credits and allowances for the three (3) Fiscal Months then most recently ended exceeds 5% of Borrower's gross sales for such period, the percentage set forth in clause (a) above shall be reduced to such percentage as may be determined by the Agent in the exercise of its reasonable (from the perspective of a secured lender) judgment and (z) if on such date the most recent Borrowing Base Certificate is as of a date more than 60 days from such date, Borrowing Base shall mean such amount as may be determined by the Agent in the exercise of its reasonable (from the perspective of a secured lender) judgment.

            "BORROWING BASE CERTIFICATE" means a borrowing base certificate in the form of EXHIBIT A, properly completed and executed by a Responsible Official of Borrower.

            "CAPITAL EXPENDITURE" means any expenditure that is considered a capital expenditure under Generally Accepted Accounting Principles, INCLUDING any amount which is required to be treated as an asset subject to a Capital Lease Obligation.

            "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person as lessee under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, are required to be capitalized on the books of such Person.

            "CASH" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

            "CASH EQUIVALENTS" means, when used in connection with any Person, that Person's Investments in:

            (a) Government Securities due within one year after the date of the making of the Investment;

            (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year from the making of the Investment;

            (c) readily marketable direct obligations of any political subdivision of any State of the United States of America or any public agency or instrumentality thereof, or any corporation doing business and incorporated under the Laws of any State of the United States of America, fully backed by a letter of credit issued by a commercial bank with a credit rating on the date of the Investment of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case subject to repricing not less frequently than every seven days and to an obligation of the part of the issuing bank to repurchase the same at these repricing points;

            (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any Bank or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

            (e) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

            (f) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 30 days after the date of the making of the Investment; PROVIDED that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities on the books of such registered broker or dealer, as soon as reasonably practicable after the making of the Investment;

            (g) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America, any State thereof or the District of Columbia or of any corporation that is the holding company for a bank described in clause (d) or (e) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within 90 days after the date of the making of the Investment;

            (h) "money market preferred stock" issued by a corporation incorporated under the Laws of the

       United States of America or any State thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days; PROVIDED that (i) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (ii) the aggregate amount of all such Investments does not exceed $15,000,000;

            (i) a readily redeemable "money market mutual fund" sponsored by a bank described in clause (d) or (e) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (h) hereof and given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.); and

            (j) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America, any State thereof or the District of Columbia, or a participation interest therein; PROVIDED that
       (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

            "CASH FLOW LEVERAGE" means (a) as of June 30, 1996 and the last day of each Fiscal Month or Fiscal Quarter (as applicable) thereafter through November 30, 1996, the RATIO OF (i) Adjusted Total Liabilities of Borrower and its Subsidiaries on that date TO (ii) EBITDA for the fiscal period commencing on January 1, 1996 and ending on such date, adjusted by the appropriate straight line annualization factor and (b) as of December 31, 1996 and the last day of each Fiscal Month or Fiscal Quarter (as applicable) thereafter, the RATIO OF (i) Adjusted Total Liabilities of Borrower and its Subsidiaries on that date to (ii) EBITDA for the fiscal period consisting of the twelve (12) Fiscal Months or the four (4) Fiscal Quarters (as applicable) then ended.

            "CERTIFICATE" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the

       Person providing the certificate, signed on behalf of such Person.

            "CHANGE IN CONTROL" means any transaction or series of related transactions (a) in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding capital stock of Borrower entitled to vote for the election of directors ("Voting Stock"), (b) in which any such Unrelated Person or Unrelated Persons acting in concert acquire beneficial ownership of 20% or more of the Voting Stock subsequent to the Closing Date and (i) at the first election for the board of directors of Borrower subsequent to such acquisition, individuals who prior to such election were directors of Borrower and individuals approved by such directors cease for any reason (OTHER THAN death or incapacity) to constitute more than 50% of the board of directors of Borrower or (ii) if the terms of all directors of Borrower do not expire at the date of such first election, then at the second election for the board of directors of Borrower subsequent to such acquisition, individuals who prior to such first election were directors of Borrower and individuals approved by such directors cease for any reason (OTHER THAN death or incapacity) to constitute more than 50% of the board of directors of Borrower or (c) constituting a "change in control" or other similar occurrence under documentation evidencing or governing any Indebtedness of Borrower of $5,000,000 or more which results in an obligation of Borrower to prepay, purchase, offer to purchase, redeem or defease such Indebtedness. For purposes of the foregoing, the term "UNRELATED PERSON" means any Person OTHER THAN (a) a Subsidiary of Borrower, (b) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries and (c) any officer or director of Borrower on the date of this Agreement, or any Person with which any of them is an affiliate or associate within the meaning of such terms under the Securities Exchange Act of 1934, as amended.

            "CLOSING DATE" means the time and Banking Day on which the conditions set forth in SECTION 8.1 are satisfied or waived. The Agent shall notify Borrower and the Banks of the date that is the Closing Date.

            "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

            "COLLATERAL" means all of the collateral covered by the Collateral Documents.

            "COLLATERAL DOCUMENTS" means, collectively, the Security Agreement, the Pledge Agreement and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower or any of its Subsidiaries to secure the Obligations.

            "COMMITMENT ASSIGNMENT AND ACCEPTANCE" means a commitment assignment and acceptance substantially in the form of EXHIBIT B.

            "COMMITMENTS" means, collectively, the Line A Commitment and the Line B Commitment.

            "COMPLIANCE CERTIFICATE" means a compliance certificate in the form of EXHIBIT C, properly completed and signed by a Senior Officer of Borrower, on behalf of Borrower.

            "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

            "DEANCO" means Deanco, Inc., a New York corporation.

            "DEANCO ACQUISITION" means the Acquisition by Borrower of all of the outstanding capital stock of EDAC on the Closing Date pursuant to the Deanco Acquisition Agreement.

            "DEANCO ACQUISITION AGREEMENT" means that certain Stock Purchase Agreement dated as of November 15, 1995 between Borrower and the holders of the capital stock of EDAC.

            "DEANCO ACQUISITION NOTES" means those certain Promissory Notes Due January 2, 1996 issued by Borrower on the Closing Date to the sellers under the Deanco Acquisition Agreement.

            "DEANCO TRANSACTIONAL COSTS" means all expenses, costs and charges incurred or recorded on or after January 1, 1996 by Borrower or its Subsidiaries in connection with the Deanco Acquisition (INCLUDING legal and accounting fees, employee severance payments, lease settlements, moving costs and other expenses, costs and charges); TO THE EXTENT that the aggregate amount thereof does not exceed $1,500,000.

            "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

            "DEFAULT" means any event that, with the giving of any applicable notice or passage of time specified in SECTION 9.1, or both, would be an Event of Default.

            "DEFAULT RATE" means the interest rate prescribed in SECTION 3.8.

            "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrower with First Interstate Bank of California, as from time to time designated by Borrower by written notification to the Agent.

            "DESIGNATED EURODOLLAR MARKET" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Banks for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Agent determines in good faith that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Banks for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Agent with the approval of Borrower and the Requisite Banks.

            "DISPOSITION" means the sale, transfer, lease or other disposition ("Transfer") of any asset of Borrower or any of its Subsidiaries OTHER THAN (a) a Transfer of Cash, Cash Equivalents, inventory or other assets in the ordinary course of business of Borrower or any of its Subsidiaries on terms which Borrower or such Subsidiary reasonably believes are fair market terms, (b) a Transfer of equipment where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Subsidiaries, or where Borrower or the Subsidiary determines in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or its Subsidiaries, (c) a Transfer of Property that is no longer required for the conduct of Borrower's or a Subsidiary's business, provided any such Transfer is on fair market terms, (d) a Transfer to Borrower or to any of its Subsidiaries and (e) a Transfer of capital stock of any Subsidiary to any other Subsidiary or to Borrower if made subject to the Lien in favor of the Agent on such capital stock.

            "DISQUALIFIED STOCK" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Line A Maturity Date.

            "DISTRIBUTION" means, with respect to any equity security or any warrant or option to purchase an equity security issued by a Person,
       (i) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

            "DOLLARS" or "$" means United States dollars.

            "EBITDA" means, with respect to any fiscal period, the SUM OF
       (a) Net Income for that period, PLUS (b) any extraordinary loss reflected in such Net Income, MINUS (c) any extraordinary gain reflected in such Net Income, PLUS (d) Interest Expense for that fiscal period, PLUS
       (e) the aggregate amount of federal and state taxes on or measured by income for that fiscal period (whether or not payable during that period), PLUS (f) depreciation, amortization and all other non-Cash expenses for that fiscal period, in each case as determined in accordance with Generally Accepted Accounting Principles and, in the case of items (d), (e) and (f), only to the extent deducted in the determination of Net Income for that fiscal period; PROVIDED that (A) any Deanco Transactional Costs for the period January 1, 1996 and December 31, 1996 shall be added back to EBITDA for any fiscal period occurring during such period and (B) if Borrower has made an Acquisition during that fiscal period, EBITDA shall be calculated as if the Acquisition had been made on the first day of such fiscal period, taking into account the results of operations of the Person that was the subject of the Acquisition.

            "EDAC" means Electrical Distribution Acquisition Company, a Delaware corporation, which on the Closing Date owns 100% of the outstanding capital stock of Deanco.

            "EDAC SHAREHOLDERS NOTES" means the Floating Rate Subordinated Notes Due December 31, 1999 made by EDAC in favor of the holders of the capital stock of EDAC.

            "ELIGIBLE ASSIGNEE" means (a) another Bank, (b) with respect to any Bank, any Affiliate of that Bank, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or
       (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; PROVIDED that each Eligible Assignee must either (I) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (II) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (y) act hereunder through a branch, agency or funding office located in the United States of America and (z) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to SECTION 11.21.

            "ELIGIBLE INVENTORY" means, as of any date of determination, inventory of Borrower and its Subsidiaries as to which the Agent holds a first priority perfected security interest, EXCLUDING the following:

                 (a) inventory that is not free and clear of all Liens and Rights of Others, OTHER THAN the Lien in favor of the Agent, Permitted Encumbrances and the RayChem Lien;

                 (b) inventory that is not located at one of the locations indicated on SCHEDULE 4.7;

                 (c) inventory consisting of packaging materials, pallets, bags, boxes, capitalized depot freight and handling costs or supplies;

                 (d)  inventory consisting of work-in-process;

                 (e) inventory covered by negotiable documents of title that have not been delivered to the Agent in pledge;

                 (f) inventory that is not held for sale or use in the ordinary course of business;

                 (g)  inventory that has been placed on consignment;

                 (h)  inventory that is not of good and merchantable quality;

                 (i) inventory that is obsolete or otherwise may not reasonably be expected to be sold for a price at least equal to its carrying cost; and

                 (k) inventory that has otherwise been deemed by the Agent not to be Eligible Inventory on grounds that are customary and reasonable from the perspective of a secured lender which are not the express subject matter of any of clauses (a) through (i) above.

            "ELIGIBLE RECEIVABLES" means, as of any date of determination, accounts receivable of Borrower and its Subsidiaries as to which the Agent holds a first priority perfected security interest, PROVIDED that such accounts receivable:

                 (a) are trade accounts which arose in the ordinary course of business of Borrower or its Subsidiary;

                 (b) represent amounts owed for services rendered or goods delivered to an account debtor or to a common carrier for delivery to an account debtor;

                 (c) have been the subject of an invoice submitted to the account debtor within five days of the date of shipment of the related goods or the rendering of the related services;

                 (d) do not remain unpaid more than 90 days from the date of invoice;

                 (e) do not represent amounts owed for goods shipped on a consignment or "bill and hold" basis;

                 (f) do not have as the account debtor a Person that since the sale has become the subject of any pending proceeding under any Debtor Relief Law;

                 (g) do not have as the account debtor any Governmental Agency (OTHER THAN a Governmental Agency expressly approved by the Agent in writing) or any Affiliate, officer or employee of Borrower or its Subsidiaries;

                 (h) do not have as the account debtor a Person (OTHER THAN a Person expressly approved by the Agent in writing) located outside the United States of America or Canada, UNLESS the payment of such account receivable is insured by the Foreign Credit Insurance Association or is secured by a letter of credit issued or confirmed to Borrower by a bank located in the United States of America reasonably acceptable to the Agent, each such insurance policy or letter of credit being in form and substance reasonably satisfactory to the Agent;

                 (i) do not include any account receivable due from an account debtor (or any of its Affiliates) if 25% or more of the aggregate accounts receivable due from that account debtor (and/or such Affiliates) remain unpaid more than 90 days from the date of invoice;

                 (j) do not include accounts receivable of an account debtor to the extent that the aggregate accounts receivable of that account debtor (and its Affiliates) exceed 10% of all Eligible Receivables;

                 (k) do not include any account receivable to the extent that it is subject to any known or asserted offset, counterclaim or defense (INCLUDING contra accounts), or to the extent that the account debtor has disputed its liability;

                 (l) do not include any account receivable that is unenforceable against the account debtor for any reason, INCLUDING any account receivable that is not enforceable unless a future condition is met;

                 (m) do not include any account receivable which is evidenced by a promissory note, draft, trade acceptance or other instrument;

                 (n) do not include any account receivable arising from the sale of goods which remain in the possession or control of Borrower or its Subsidiaries;

                 (o) have not otherwise been deemed by the Agent not to be Eligible Receivables on grounds that are customary and reasonable from the perspective of a secured lender which are not the express subject matter of any of clauses (a) through (n) above.

            "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

            "EURODOLLAR BANKING DAY" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

            "EURODOLLAR BASE RATE" means, with respect to any Eurodollar Rate Loan, the interest rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) at which deposits in Dollars are offered by the Eurodollar Reference Bank to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance made by the Eurodollar Reference Bank with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period. The determination of the Eurodollar Base Rate by the Agent shall be conclusive in the absence of manifest error.

            "EURODOLLAR LENDING OFFICE" means, as to each Bank, its office or branch so designated by written notice to Borrower and the Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Bank, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

            "EURODOLLAR MARKET" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

            "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D.

            "EURODOLLAR PERIOD" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Sections 2.1(c) or 2.1(i) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Banks, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; PROVIDED that:

                 (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

                 (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day;

                 (c) Borrower may not specify a Eurodollar Period with respect to a Line B Loan that extends beyond the next Amortization Date unless the aggregate principal amount of the Line B Loans having a Eurodollar Period ending after such Amortization Date does not exceed the Line B Commitment (after giving effect to any reduction thereto scheduled to be made on such Amortization Date pursuant to
            SECTION 2.6); and

                 (d) No Eurodollar Period with respect to a Line A Loan shall extend beyond the Line A Maturity Date and no Eurodollar Period with respect to a Line B Loan shall extend beyond the Line B Maturity Date.

            "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) determined pursuant to the following formula:

                           Eurodollar Base Rate
            Eurodollar     --------------------
              Rate    =    1.00 - Eurodollar Reserve
                                  Percentage

            "EURODOLLAR RATE ADVANCE" means an Advance made hereunder that bears interest determined in relation to the Eurodollar Rate.

            "EURODOLLAR RATE LOAN" means a Loan made hereunder that bears interest determined in relation to the Eurodollar Rate.

            "EURODOLLAR REFERENCE BANK" means First Interstate Bank of
       California.

            "EURODOLLAR RESERVE PERCENTAGE" means, with respect to any Eurodollar Rate Loan, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100th of 1%) in effect on the date the Eurodollar Base Rate for that Eurodollar Rate Loan is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term comparable to the Eurodollar Period for such Eurodollar Rate Loan. The determination by the Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

            "EVENT OF DEFAULT" shall have the meaning provided in SECTION 9.1.

            "EXCLUDED TAXES" shall have the meaning provided in SECTION 3.10(d).

            "FEDERAL FUNDS RATE" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

            "FISCAL MONTH" means the fiscal month of Borrower consisting of a four week or five week (as applicable) period ending on or about the last day of each calendar month.

            "FISCAL QUARTER" means the fiscal quarter of Borrower consisting of three Fiscal Months (aggregating thirteen weeks) ending on or about each March 31, June 30, September 30 and December 31.

            "FISCAL YEAR" means the fiscal year of Borrower consisting of four Fiscal Quarters ending on each December 31.

            "FIXED CHARGES" means, with respect to any fiscal period, the SUM OF
       (a) Interest Expense for that fiscal period, PLUS (b) Rental Expense for that fiscal period PLUS (c) the current portion of long-term debt of Borrower and its Subsidiaries as of the first day of that fiscal period, all determined in accordance with Generally Accepted Accounting Principles.

            "FIXED CHARGE COVERAGE RATIO" means (a) as of June 30, 1996 and the last day of each Fiscal Month thereafter through November 30, 1996, the RATIO OF (i) the SUM OF (A) EBITDA for the fiscal period commencing on January 1, 1996 and ending on such date PLUS (B) Rental Expense for such fiscal period, in each case adjusted by the appropriate straight line annualization factor TO (ii) Fixed Charges for such fiscal period, adjusted by the same annualization factor and (b) as of December 31, 1996 and the last day of each Fiscal Month thereafter, the RATIO OF (i) the SUM OF (A) EBITDA for the fiscal period consisting of the twelve (12) Fiscal Months then ended PLUS (B) Rental Expense for such fiscal period TO (ii) Fixed Charges for such fiscal period.

            "FORMER DEANCO SHAREHOLDERS NOTES" means the Promissory Notes dated as of October 7, 1994 made by a predecessor of Deanco in favor of certain Persons who were shareholders of Deanco prior to October 7, 1994.

            "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America.

       The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

            "GOVERNMENT SECURITIES" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

            "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof,
       (b) any governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

            "GUARANTY OBLIGATION" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

            "HAZARDOUS MATERIALS" means oil or petrochemical products, poly-chlorinated biphenyl, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, INCLUDING any substances considered "hazardous substances," "hazardous wastes," "hazardous materials," "infectious wastes", "pollutant substances", "solid waste" or "toxic substances" under any Hazardous Materials Laws.


            "HAZARDOUS MATERIALS LAWS" means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property, or any portion thereof, INCLUDING: the Federal Water Pollution Control Act (33 U.S.C. Section 1251, ET SEQ.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, ET SEQ.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, ET SEQ.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. Section 1801, ET SEQ.), the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ., the California Health and Safety Code (Section 25100, ET SEQ.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.

            "INDEBTEDNESS" means, as to any Person (without duplication),
       (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms), INCLUDING any Guaranty Obligation for any such indebtedness,
       (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the value of such assets, (or the amount of such indebtedness, if less), (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent monetary obligations of such Person under letters of credit issued for the account of such Person and (f) any net monetary obligations of such Person under a Swap Agreement.

            "INDEMNITY EXPIRATION DATE" means the date upon which the obligations of Borrower under the Former Deanco Shareholders Notes may no longer be offset against the obligations of the holders thereof for indemnity and/or purchase price adjustments in connection with the stock purchase agreement giving rise to the Former Deanco Shareholders Notes.

            "INTANGIBLE ASSETS" means assets that are considered intangible assets under Generally Accepted Accounting

       Principles, INCLUDING customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

            "INTEREST DIFFERENTIAL" means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan,
       (a) the per annum interest rate payable (or, with respect to a failure to borrow, the interest rate which would have been payable) pursuant to
       SECTION 3.1(c) with respect to the Eurodollar Rate Loan MINUS (b) the Eurodollar Rate on, or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan with a Eurodollar Period commencing on such date and ending on the last day of the Eurodollar Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

            "INTEREST EXPENSE" means, with respect to any fiscal period, the SUM OF (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles, PLUS (b) the portion of rent paid or payable (without duplication) for that fiscal period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

            "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, INCLUDING any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in the value of such Investment.

            "ISSUING BANK" means First Interstate Bank of California.

            "LANDLORD ACKNOWLEDGMENT AND CONSENT" means a landlord acknowledgment and consent substantially in the form of EXHIBIT D.

            "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

            "LETTERS OF CREDIT" means, collectively, the Line A Letters of Credit and the Line B Letters of Credit.

            "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (OTHER THAN a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

            "LINE A ADVANCE" means an Advance made by a Bank under the Line A Commitment.

            "LINE A COMMITMENT" means, subject to Sections 2.5 and 2.7, $45,000,000. The respective Pro Rata Shares of the Banks with respect to the Line A Commitment are set forth in SCHEDULE 1.1.

            "LINE A LETTER OF CREDIT" means any of the standby letters of credit issued by the Issuing Bank under the Line A Commitment pursuant to
       Section 2.4.

            "LINE A LOAN" means a Loan made by the Banks under the Line A Commitment.

            "LINE A MATURITY DATE" means December 31, 1999.

            "LINE A NOTE" means a promissory note made by Borrower in favor of each Bank substantially in the form of EXHIBIT E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

            "LINE B ADVANCE" means an Advance made by a Bank under the Line B Commitment.

            "LINE B COMMITMENT" means, subject to Sections 2.6 and 2.7, $30,000,000. The respective Pro Rata Shares of the Banks with respect to the Line B Commitment are set forth in SCHEDULE 1.1.

            "LINE B FUNDING DATE" means each date upon which a beneficiary draws under a Line B Letter of Credit.

            "LINE B LETTER OF CREDIT" means any of the standby letters of credit issued by the Issuing Bank under the Line B Commitment pursuant to
       Section 2.4.

            "LINE B LOAN" means the Loan made by the Banks under the Line B Commitment.

            "LINE B MATURITY DATE" means June 30, 1999.

            "LINE B NOTE" means a promissory note made by Borrower in favor of each Bank substantially in the form of EXHIBIT F, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

            "LOAN" means the aggregate of the Advances made at the same time and of the same type by the Banks pursuant to a single Request for Loan under
       ARTICLE 2.

            "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents, any Request for Loan, any Request for Letter of Credit (and any corresponding application and/or reimbursement agreement with respect to any Letter of Credit), any Request for Redesignation, any Secured Swap Agreement, any Compliance Certificate, any Pricing Certificate and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Agent or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

            "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G or U.

            "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, or
       (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations.

            "MONTHLY PAYMENT DATE" means December 31, 1995 and the last day of each calendar month thereafter.

            "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

            "NEGATIVE PLEDGE" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its or their Property, OTHER THAN (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under
       SECTION 6.8 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

            "NET INCOME" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

            "NOTES" means, collectively, the Line A Notes and the Line B Notes.

            "OBLIGATIONS" means all present and future obligations of every kind or nature of Borrower or any Party at any time and from time to time owed to the Agent or the Banks or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

            "OPINION OF COUNSEL" means the favorable written legal opinion of Dewey Ballantine, counsel to Borrower and its Subsidiaries, substantially in the form of EXHIBIT G, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

            "PARTY" means any Person other than the Agent and the Banks, which now or hereafter is a party to any of the Loan Documents.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

            "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), OTHER THAN a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its

       Subsidiaries contributes or has an obligation to contribute.

            "PERMITTED ENCUMBRANCES" means:

                 (a) Inchoate Liens incident to construction on or maintenance of Real Property; or Liens incident to construction on or maintenance of Real Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

                 (b) Liens for taxes and assessments on Real Property which are not yet delinquent; or Liens for taxes and assessments on Real Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Real Property is subject to a material risk of loss or forfeiture;

                 (c) minor defects and irregularities in title to any Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

                 (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Real Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

                 (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property affecting Real Property which in the aggregate do not materially burden or impair the fair market value or use of such

            Property for the purposes for which it is or may reasonably be expected to be held;

                 (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Real Property;

                 (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

                 (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Real Property;

                 (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

                 (j) covenants, conditions, and restrictions affecting the use of Real Property which in the aggregate do not materially impair the fair market value or use of the Real Property for the purposes for which it is or may reasonably be expected to be held;

                 (k) rights of tenants under leases and rental agreements covering Real Property entered into in the ordinary course of business of the Person owning such Real Property;

                 (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

                 (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Subsidiary of Borrower is a party as lessee, PROVIDED the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

                 (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (OTHER THAN contracts creating or evidencing an extension of credit to the depositor) in the ordinary course of business;

                 (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

                 (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business;

                 (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, performance, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business;

                 (r) Liens created by or resulting from any litigation or legal proceeding involving Borrower or a Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves have been set aside to the extent required by Generally Accepted Accounting Principles and no material Property is subject to a material risk of loss or forfeiture; and

                 (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other such Liens, materially impair the value or use of the Property of the Borrower and the Subsidiaries of Borrower, taken as a whole.

            "PERMITTED RIGHT OF OTHERS" means a Right of Others consisting of
       (a) an interest (OTHER THAN a legal or equitable co-ownership interest and an option or right to acquire a legal or equitable co-ownership interest) that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

            "PERSON" means any individual or entity, INCLUDING a trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

            "PLEDGE AGREEMENT" means the pledge agreement to be executed and delivered by Borrower and its Subsidiaries, in the form of EXHIBIT H, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

            "PLEDGED COLLATERAL" means the certificates evidencing all of the shares of capital stock held by Borrower or any of its Subsidiaries in all Subsidiaries of Borrower.

            "PRICING CERTIFICATE" means a certificate in the form of EXHIBIT I, properly completed and signed by a Senior Officer of Borrower on behalf of Borrower.

            "PRICING PERIOD" means (a) the period commencing on the Closing Date and ending on August 31, 1996, (b) the period commencing on each September 1 thereafter and ending on the next following November 30,
       (c) the period commencing on each December 1 thereafter and ending on the next following February 28 or 29, as applicable, (d) the period commencing on each March 1 thereafter and ending on the next following May 31 and (e) the period commencing on each June 1 thereafter and ending on the next following August 31.

            "PRIOR DEANCO CREDIT FACILITY" means that certain Amended and Restated Loan and Security Agreement dated as of October 11, 1994 between Mellon Bank, N.A. and Deanco, as the same may be amended through the Closing Date.

            "PRIOR RICHEY CREDIT FACILITY" means that certain Amended and Restated Loan and Security Agreement dated as of April 7, 1993 between Sanwa Business Credit Corporation and Borrower, as the same may be amended through the Closing Date.

            "PRIME RATE" means the rate that First Interstate Bank of California announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. First Interstate Bank of California or any other Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "PROJECTIONS" means the financial projections dated October 31, 1995 distributed by or on behalf of Borrower to the Banks.

            "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "PRO RATA SHARE" means, with respect to each Bank, the percentage of the Commitments set forth opposite the name of that Bank on SCHEDULE 1.1.

            "QUARTERLY PAYMENT DATE" means each December 31, March 31, June 30 and September 30.

            "RAYCHEM LIEN" means the Lien covering certain inventory of Deanco heretofore sold to Deanco by RayChem Corporation, and hereafter to be sold to Deanco and Borrower by RayChem Corporation.

            "RAYCHEM LIEN SUBORDINATION" means a subordination agreement covering the RayChem Lien substantially in the form of EXHIBIT J.

            "REAL PROPERTY" means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Subsidiaries.

            "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

            "REGULATIONS G, T, U AND X" means Regulations G, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

            "RENTAL EXPENSE" means, with respect to any fiscal period, all amounts paid or payable (without duplication) for that fiscal period as rent under leases or rental agreements for the use of Property (OTHER THAN Capital Lease Obligations).

            "REQUEST FOR LETTER OF CREDIT" means a written request for a Letter of Credit substantially in the form of EXHIBIT K, accompanied by the customary form of letter of credit application used by the Issuing Bank, in each case signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

            "REQUEST FOR LOAN" means a written request for a Loan substantially in the form of EXHIBIT L, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

            "REQUEST FOR REDESIGNATION" means a written request for redesignation of a Loan substantially in the form of EXHIBIT M, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

            "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

            "REQUISITE BANKS" means, as of any date of determination, Banks having in the aggregate 66-2/3% or more of the Commitments then in effect.

            "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person OTHER THAN an individual, any (i) corporate officer of such Person, (ii) manager of any such Person that is a limited liability company, (iii) general partner of such Person, (iv) corporate officer of a corporate general partner of such Person, (v) corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or (vi) any other responsible official thereof designated by a Senior Officer duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

            "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (OTHER THAN a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, INCLUDING any option or right to acquire a Lien.

            "SECURED SWAP AGREEMENT" means a Swap Agreement between Borrower and a Bank that is secured by a Lien on the Collateral that complies with the applicable provisions of SECTION 10.3.

            "SECURITY AGREEMENT" means the security agreement to be executed and delivered by Borrower and its Subsidiaries, in the form of EXHIBIT N, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

            "SENIOR OFFICER" means the (a) chief executive officer,
       (b) president, (c) executive vice president, (d) senior vice president,
       (e) chief financial officer, (f) treasurer or (g) assistant treasurer of Borrower.

            "SIGNIFICANT LESSOR" means each lessor of premises described in
       SCHEDULE 4.7 therein identified by the Agent as a Significant Lessor.

            "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Bank or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Banks.

            "STOCKHOLDERS' EQUITY" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of the Person as of that date determined in accordance with Generally Accepted Accounting Principles; PROVIDED that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

            "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, partnership or limited liability company (whether or not, in any such case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired:
       (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership or limited liability company, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

            "SUBSIDIARY GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered by the Subsidiaries of Borrower, in the form of EXHIBIT O, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplemented.

            "SWAP AGREEMENT" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

            "TO THE BEST KNOWLEDGE OF" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Senior Officer of that Person).

            "TYPE", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

            "YORKTOWN ACQUISITION" means the acquisition by Borrower of all or substantially all of the assets of the "Yorktown" business entity as described in that certain letter to the Agent dated December 13, 1995.

            1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

            1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in SECTIONS 6.11 through 6.15 would then be calculated in a different manner or with different components, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections during the 90-day period following any such change in Generally Accepted Accounting Principles if and to the extent that Borrower would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change.

            1.4 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

            1.5 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

            1.6 REFERENCES TO "BORROWER AND ITS SUBSIDIARIES". Any reference herein to "Borrower and its Subsidiaries" shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

            1.7 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                    Article 2
                           LOANS AND LETTERS OF CREDIT


            2.1  LOANS-GENERAL.

                 (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date, to, but excluding, the Line A Maturity Date, each Bank shall, pro rata according to that Bank's Pro Rata Share of the then applicable Line A Commitment, make Line A Advances to Borrower under the Line A Commitment in such amounts as Borrower may request that do not result in the SUM OF
       (i) the aggregate principal Indebtedness outstanding under the Line A Notes PLUS (ii) the Aggregate Effective Amount of all outstanding Line A Letters of Credit exceeding the LESSER OF (A) the Borrowing Base then in effect and (B) the Line A Commitment then in effect. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Line A Commitment without premium or penalty.

                 (b) Subject to the terms and conditions set forth in this Agreement, on each Line B Funding Date each Bank shall, pro rata according to that Bank's Pro Rata Share of the then applicable Line B Commitment, make an Advance to Borrower under the Line B Commitment in such amount as Borrower may request that does not result in the SUM OF
       (i) the aggregate principal Indebtedness outstanding under the Line B Notes PLUS (ii) the Aggregate Effective Amount of any Line B Letter of Credit exceeding the Line B Commitment then in effect. The proceeds of such Loans shall be paid directly to the Issuing Bank in satisfaction of Borrower's reimbursement obligations under Section 2.4(d) with respect to the related Line B Letter of Credit.

                 (c) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Agent. Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of

       Borrower, which hereby agrees to indemnify the Agent from any loss, cost, expense or liability as a result of so acting.

                 (d) Promptly following receipt of a Request for Loan, the Agent shall notify each Bank by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Eurodollar Period, and that Bank's Pro Rata Share of the Loan. Not later than 11:00 a.m., Los Angeles time, on the date specified for any Loan (which must be a Banking Day), each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Agent at the Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in ARTICLE 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

                 (e) Unless the Requisite Banks otherwise consent, (i) each Alternate Base Rate Loan shall be not less than $1,000,000 and (ii) each Eurodollar Rate Loan shall be not less than $2,000,000 and shall be an integral multiple of $500,000.

                 (f) The Line A Advances made by each Bank shall be evidenced by that Bank's Line A Note and the Line B Advances made by each Bank shall be evidenced by that Bank's Line B Note.

                 (g) A Request for Loan shall be irrevocable upon the Agent's first notification thereof.

                 (h) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Banks, as the case may be, shall make available to the Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

                 (i) Borrower may redesignate any outstanding Alternate Base Rate Loan as a Eurodollar Rate Loan, or any outstanding Eurodollar Rate Loan as an Alternate Base Rate Loan or as a Eurodollar Rate Loan with a different Eurodollar Period, in each case pursuant to a Request for Redesignation delivered to and received by the Agent, at the Agent's Office, not later than the time required in the case of a Request for Loan of the applicable type set forth in Sections 2.2 or 2.3. Unless the Agent has notified, in its sole and absolute discretion, Borrower to the contrary, redesignation may be requested by telephone by a Responsible Official of Borrower, in which case

       Borrower shall confirm such request by promptly delivering a Request for Redesignation in person or by telecopier conforming to the preceding sentence to the Agent. Any Eurodollar Rate Loan designated in a Request for Redesignation (or telephonic request) shall be subject to
       Section 2.3. If no Request for Redesignation (or telephonic request for redesignation as referred to in the preceding sentence, if applicable) has been made with respect to an outstanding Eurodollar Rate Loan within the requisite notice periods set forth in Sections 2.2 or 2.3, then as of the day immediately following the last day of the Eurodollar Period for such Eurodollar Rate Loan, such Eurodollar Rate Loan shall automatically convert to an Alternate Base Rate Loan.

            2.2 ALTERNATE BASE RATE LOANS. Each request by Borrower for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of
Section 2.1(c), if applicable) received by the Agent, at the Agent's Office, not later than 11:00 a.m. Los Angeles time, at least one (1) Banking Day before the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated or redesignated as a Eurodollar Rate Loan pursuant to Section 2.1 or 2.3.

            2.3  EURODOLLAR RATE LOANS.

                 (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) received by the Agent, at the Agent's Office, not later than 11:00 a.m., Los Angeles time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

                 (b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

                 (c) Unless the Agent and the Requisite Banks otherwise consent, no more than ten (10) Eurodollar Rate Loans shall be outstanding at any one time.

                 (d) No Eurodollar Rate Loan may be requested during the existence of a Default or Event of Default.

                 (e) Nothing contained herein shall require any Bank to fund any Eurodollar Rate Advance from deposits obtained in the Designated Eurodollar Market.

            2.4  LETTERS OF CREDIT.

                 (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date to, but not including, the Line A Maturity Date, the Issuing Bank shall issue such Line A Letters of Credit as Borrower may request by a Request for Letter of Credit; PROVIDED that (i) giving effect to all such Line A Letters of Credit, the SUM of (A) the aggregate principal Indebtedness outstanding under the Line A Notes PLUS (B) the Aggregate Effective Amount of all outstanding Line A Letters of Credit do not exceed the LESSER OF (y) the Borrowing Base then in effect and (z) the Line A Commitment then in effect and
       (ii) the Aggregate Effective Amount under all outstanding Line A Letters of Credit shall not exceed $5,000,000 at any time on or prior to January 2, 1996, or $3,000,000 at any time thereafter. Subject to the terms and conditions hereof, on the Closing Date the Issuing Bank shall issue such Line B Letters of Credit as Borrower may request by a Request for Letter of Credit; PROVIDED that (i) giving effect to such Line B Letters of Credit, the SUM OF (A) the aggregate principal Indebtedness outstanding under the Line B Notes PLUS (B) the Aggregate Effective Amount of such Line B Letters of Credit does not exceed the Line B Commitment and (ii) the Issuing Bank shall not be obligated to issue any Line B Letter of Credit subsequent to the Closing Date. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Bank. Unless the Issuing Bank otherwise consents, the term of any Line A Letter of Credit shall not exceed 365 days and the term of any Line B Letter of Credit shall not exceed 45 days. Unless all the Banks otherwise consent in a writing delivered to the Agent, the term of any Line A Letter of Credit shall not extend beyond the Line A Maturity Date and the term of any Line B Letter of Credit shall not extend beyond the Line B Maturity Date. A Request for Letter of Credit shall be irrevocable absent the consent of the Issuing Bank, which consent shall not be unreasonably withheld or delayed.

                 (b) Each Request for Letter of Credit shall be submitted to the Issuing Bank, with a copy to the Agent, at least three (3) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Agent shall promptly notify the Issuing Bank whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Bank shall promptly notify the Agent, and the Agent shall promptly notify the Banks, of the amount and terms thereof.

                 (c) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Bank in proportion to that Bank's Pro Rata Share of the Line A Commitment or Line B Commitment (as applicable). Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed by Borrower for any payment required to be made by the Issuing Bank under any Letter of Credit, each Bank shall, pro rata according to its Pro Rata Share of the Line A Commitment or Line B Commitment (as applicable), reimburse the Issuing Bank through the Agent promptly upon demand for the amount of such payment. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit together with interest as hereinafter provided.

                 (d) Borrower agrees to pay to the Issuing Bank through the Agent an amount equal to any payment made by the Issuing Bank with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Bank therefor, together with interest on such amount from the date of any payment made by the Issuing Bank at the rate applicable to Alternate Base Rate Loans for the period commencing on the date of any such payment and continuing through the first Banking Day following such demand and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Bank for the payment made by it under the Letter of Credit. Each Bank that has reimbursed the Issuing Bank pursuant to SECTION 2.4(c) for its Pro Rata Share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Bank against Borrower under this SECTION 2.4(d) and shall share, in accordance with that pro-rata participation, in any payment made by Borrower with respect to such claim. Upon receipt of any such reimbursement from Borrower, the Issuing Bank shall pay to the Agent, for the ratable benefit of those Banks that had reimbursed the Issuing Bank pursuant to SECTION 2.4(c) for their respective Pro Rata Shares of any payment made by the Issuing Bank under a Letter of Credit to which such reimbursement applies, the amount of such reimbursement.

                 (e)  If Borrower fails to make the payment required by
       SECTION 2.4(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Bank under SECTION 2.4(c) the Issuing Bank may (but is not required to), without notice to or the consent of Borrower, instruct the Agent to cause Advances to be made by the Banks under the Line A Commitment or Line B Commitment (as applicable) in an aggregate amount equal to the amount paid by the Issuing Bank with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in ARTICLE 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Bank to reimburse it for the payment made by it under the Letter of Credit. Such Advances shall be payable upon demand and shall bear interest at the Default Rate.

                 (f) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

                 (g) The obligation of Borrower to pay to the Issuing Bank the amount of any payment made by the Issuing Bank under any Letter of Credit shall be absolute, unconditional and irrevocable, subject only to performance by the Issuing Bank of its obligations to Borrower under
       Section 5109 of the Uniform Commercial Code. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

                 (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the consent of Borrower;

               (iii) the existence of any claim, setoff, defense or other rights which Borrower may have at any time against the Issuing Bank, the Agent or any Bank, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                (iv) any demand, statement or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared to comply with the terms of the Letter of Credit;

                 (v) payment by the Issuing Bank in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

                (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition or value of such Property as described in such documents;

               (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

              (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

                (ix) any failure or delay in notice of shipments or arrival of any Property;

                 (x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Bank, or any delay or interruption in any such message;

                (xi) any error, neglect or default of any correspondent of the Issuing Bank in connection with a Letter of Credit;

               (xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Bank; and

              (xiii) so long as the Issuing Bank in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Bank in connection with a Letter of Credit.

                 (h) The Issuing Bank VIS-A-VIS the Banks shall be entitled to the protection accorded to the Agent VIS-A-VIS the Banks pursuant to
       SECTION 10.6, MUTATIS MUTANDIS.

                 (i) The Uniform Customs and Practices for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

            2.5 VOLUNTARY REDUCTION OF LINE A COMMITMENT. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five (5) Banking Days' prior written notice by a Senior Officer of Borrower to the Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000 but not less than $2,000,000, or to terminate, all or a portion of the then undisbursed portion of the Line A Commitment, PROVIDED that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Line A Commitment being reduced or terminated. The Agent shall promptly notify the Banks of any reduction or termination of the Line A Commitment under this Section.

            2.6 AUTOMATIC REDUCTION OF LINE B COMMITMENT. On each Amortization Date, the Line B Commitment shall automatically be reduced by the applicable Amortization Amount.

            2.7 OPTIONAL TERMINATION OF COMMITMENTS. Following the occurrence of a Change in Control, the Requisite Banks may in their sole and absolute discretion elect, during the sixty (60) day period immediately subsequent to the LATER OF (a) such occurrence or (b) the EARLIER of (i) receipt of Borrower's written notice to the Agent of such occurrence or (ii) if no such notice has been received by the Agent, the date upon which the Agent has actual knowledge thereof, to terminate the Commitments, in which case the Commitments shall be terminated effective on the date which is thirty (30) days subsequent to written notice from the Agent to Borrower thereof.

            2.8 AGENT'S RIGHT TO ASSUME FUNDS AVAILABLE FOR ADVANCES. Unless the Agent shall have been notified by any

Bank no later than the Banking Day prior to the funding by the Agent of any Loan that such Bank does not intend to make available to the Agent such Bank's portion of the total amount of such Loan, the Agent may assume that such Bank has made such amount available to the Agent on the date of the Loan and the Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Agent. The Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.

            2.9 COLLATERAL AND GUARANTY. The Obligations shall be secured by the Collateral pursuant to the Collateral Documents and be guaranteed pursuant to the Subsidiary Guaranty.

                                    Article 3
                                PAYMENTS AND FEES


            3.1  PRINCIPAL AND INTEREST.

                 (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

                 (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date. EXCEPT as otherwise provided in SECTION 3.8, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate PLUS the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

                 (c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on the last day of the related Eurodollar Period, UNLESS the Eurodollar Period is greater than three months, in which case interest shall be due and payable on the date that is three months after the first day of the related Eurodollar Period, every three months thereafter and on the last day of the Eurodollar Period. EXCEPT as otherwise provided in Sections 3.1(d) and 3.8, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan PLUS the Applicable Eurodollar
       Rate Margin.

                 (d) During the existence of a Default or Event of Default, the Requisite Banks may determine that any or all then outstanding Eurodollar Rate Loans shall be converted to Alternate Base Rate Loans. Such conversion shall be effective upon notice to Borrower from the Requisite Banks (or from the Agent on behalf of the Requisite Banks) and shall continue so long as such Default or Event of Default continues to exist.

                 (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                      (i) the amount, if any, by which the SUM OF (A) the principal outstanding Indebtedness evidenced by the Line A Notes PLUS (B) the Aggregate Effective Amount of all outstanding Line A Letters of Credit at any time exceeds the LESSER OF (Y) the Borrowing Base then in effect and (Z) the Line A Commitment then in effect, shall be payable immediately;

                      (ii) the amount, if any by which the SUM OF (A) the principal outstanding Indebtedness evidenced by the Line B Notes PLUS (B) the Aggregate Effective Amount of all outstanding Line B Letters of Credit at any time exceeds the Line B Commitment then in effect, shall be payable immediately;

                      (iii) the Amortization Amounts under the Line B Notes shall be payable on each respective Amortization Date;

                      (iv) the principal outstanding Indebtedness evidenced by the Line A Notes shall in any event be payable on the Line A Maturity Date; and

                      (v) the principal outstanding Indebtedness evidenced by the Line B Notes shall in any event be payable on the Line B Maturity Date.

                 (f) The Line B Notes shall be prepaid, concurrently with the receipt by Borrower of Cash proceeds from the issuance and sale by Borrower of any equity security of Borrower, in an amount equal to such Cash proceeds, net of any out-of-pocket expenses directly related thereto. Such prepayments shall be applied to the then most remote Amortization Amount.

                 (g) The Notes may, at any time and from time to time, voluntarily be prepaid in whole or in part without premium or penalty; PROVIDED that with respect to any voluntary prepayment under this Section (i) any partial prepayment shall be not less than $1,000,000,
       (ii) the Agent shall have received written notice of any prepayment by 9:00 a.m. Los Angeles time three (3) Banking Days prior to the date of prepayment of a Eurodollar Rate Loan, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid,
       (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.7(d), and

       (v) upon any partial prepayment of a Eurodollar Rate Loan that reduces it below $2,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan.

            3.2 ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to the Agent an arrangement fee in such amount as heretofore agreed upon by that certain letter agreement dated November 9, 1995 between Borrower and the Agent.

            3.3 AGENCY FEES. Borrower shall pay to the Agent the agency fees in such amounts and at such times as heretofore agreed upon by that certain letter agreement dated November 9, 1995 between Borrower and the Agent. Such fees are for the services of the Agent and are fully earned on the date paid. The fees paid to the Agent are solely for its own account and are nonrefundable.

            3.4 COMMITMENT FEES. From and including the Closing Date, and for so long as any portion of the Line A Commitment remains in effect, Borrower shall pay to the Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share of the Line A Commitment, a commitment fee equal to the Applicable Commitment Fee Rate per annum TIMES the average daily amount by which the Line A Commitment exceeds the SUM OF (a) the aggregate principal Indebtedness evidenced by the Line A Notes PLUS (b) the Aggregate Effective Amount of all Line A Letters of Credit outstanding. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Line A Maturity Date.

            3.5 LETTER OF CREDIT FEES. Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to the Issuing Bank, for the sole account of the Issuing Bank, in an amount equal to 1/4 of 1% (25 basis points) per annum of the face amount of such Letter of Credit for the term of such Letter of Credit. Borrower shall also concurrently pay to the Agent, for the ratable account of the Banks in accordance with their Pro Rata Share of the Line A Commitment or Line B Commitment (as applicable), a standby letter of credit fee in an amount equal to the Applicable Standby Letter of Credit Fee per annum TIMES the face amount of such Letter of Credit for the term of such Letter of Credit. In addition to the foregoing, in connection with a Letter of Credit and activity relating thereto, Borrower shall also pay amendment, transfer, issuance, negotiation and such other fees as the Issuing Bank normally charges (not to include origination fees), in the amounts set forth from time to time as the Issuing Bank's published scheduled fees for such services, which fees shall be solely for the account of the Issuing Bank. Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

            3.6 INCREASED COMMITMENT COSTS. If any Bank shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Eurodollar Lending Office) or any corporation controlling the Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Bank, Borrower shall pay to such Bank, from time to time as specified in good faith by such Bank, additional amounts sufficient to compensate such Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

            3.7  EURODOLLAR COSTS AND RELATED MATTERS.

                 (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                 (1) shall subject any Bank or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Bank attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or
            (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by SECTION 11.21, to the extent such forms are then required by applicable Laws;

                 (2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (INCLUDING, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, BUT EXCLUDING the Eurodollar Reserve Percentage taken into account in calculating the Eurodollar Rate), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank or its Eurodollar Lending Office; or

                 (3) shall impose on any Bank or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

       and the result of any of the foregoing, as determined in good faith by such Bank, increases the cost to such Bank or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Bank or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Bank (with a copy to the Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). Borrower hereby indemnifies each Bank against, and agrees to hold each Bank harmless from and reimburse such Bank within ten (10) Banking Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, reasonable legal fees and damages incurred or sustained by each Bank in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a direct result of the existence or occurrence of any Special Eurodollar Circumstance. A statement of any Bank claiming compensation under this subsection and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. If any Bank claims compensation under this Section, Borrower may at any time, upon at least three (3) Eurodollar Banking Days' prior notice to the Agent and such Bank and upon payment in full of the amounts provided for in this Section through the date of such payment PLUS any prepayment fee required by Section 3.6(d), pay in full the affected Eurodollar Rate Advances of such Bank or convert such Eurodollar Rate Advances to Alternate Base Rate Advances.

                 (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Bank, make it unlawful or impossible for such Bank or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Bank shall so notify the Agent, then such Bank's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Agent forthwith shall give notice thereof to the other Banks and Borrower. Upon receipt of such notice, the outstanding principal amount of such Bank's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to

       Alternate Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Bank may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under
       Section 3.7(d). Each Bank agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Bank to notify the Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. In the event that any Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Bank shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Bank whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

                 (c)  If, with respect to any proposed Eurodollar Rate Loan:

                 (1) the Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Banks, deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                 (2) the Requisite Banks advise the Agent that the Eurodollar Rate as determined by the Agent (i) does not represent the effective pricing to such Banks for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Rate Advances;

       then the Agent forthwith shall give notice thereof to Borrower and the Banks, whereupon until the Agent notifies

       Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify an Alternate Base Rate Loan.

                 (d) Upon payment or prepayment of any Eurodollar Rate Advance (OTHER THAN as the result of a conversion required under Section 3.7(b)), on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Bank to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Bank within ten (10) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the SUM of:

                 (1) the principal amount of the Eurodollar Rate Advance prepaid or not borrowed, as the case may be, TIMES [the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Eurodollar Period], DIVIDED BY 360, TIMES the applicable Interest Differential (PROVIDED that the product of the foregoing formula must be a positive number); PLUS

                 (2) all out-of-pocket expenses incurred by the Bank reasonably and directly attributable to such payment, prepayment or failure to borrow.

       Each Bank's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

            3.8 LATE PAYMENTS. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Agent or any Bank is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the SUM OF the Alternate Base Rate PLUS the Applicable Alternate Base Rate Margin PLUS 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (INCLUDING, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

            3.9 COMPUTATION OF INTEREST AND FEES. Computation of interest on Alternate Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on Eurodollar Rate Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Banks than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

            3.10 NON-BANKING DAYS. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

            3.11  MANNER AND TREATMENT OF PAYMENTS.

                 (a) Each payment hereunder (EXCEPT payments pursuant to SECTIONS 3.6, 3.7, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Agent, at the Agent's Office, for the account of each of the Banks or the Agent, as the case may be, in immediately available funds not later than 11:00 a.m., Los Angeles time, on the day of payment (which must be a Banking Day). All payments received after 11:00 a.m., Los Angeles time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Agent for the account of each Bank shall be immediately paid by the Agent to the applicable Bank in immediately available funds and, if such payment was received by the Agent by 11:00 a.m., Los Angeles time, on a Banking Day and not so made available to the account of a Bank on that Banking Day, the Agent shall reimburse that Bank for the cost to such Bank of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

                 (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Bank comprising such Loan.

                 (c) Each Bank shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Bank shall be liable to any Party for any failure to keep such a record.

                 (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by SECTION 11.21, to the extent such forms are then required by applicable Laws (all such excluded taxes, assessments or other charges being hereinafter referred to as "Excluded Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments and other charges (OTHER THAN Excluded Taxes) from any amount payable to any Bank under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and
       (ii) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after-tax amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding.

       If and when receipt of such payment results in an excess payment or credit to that Bank on account of such taxes, assessments and other charges, that Bank shall promptly refund such excess to Borrower.

            3.12 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

            3.13 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by the Agent or any Bank not to require payment of any interest (INCLUDING interest arising under Section 3.8), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Agent's or such Bank's right to require full payment of any interest (INCLUDING interest arising under Section 3.8), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

            3.14 AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY BORROWER. Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at the Federal Funds Rate.

            3.15 AUTOMATIC DEBIT. Borrower hereby authorizes the Agent to automatically debit the Designated Deposit Account for the amount of all payments (principal, interest, fees and otherwise) due to the Agent or the Banks pursuant to this Agreement on the date such payments are due. Either Borrower or the Agent may terminate this automatic debit arrangement upon five (5) Banking Days notice to the other.

            3.16 FEE DETERMINATION DETAIL. The Agent, and any Bank, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Agent and the Banks, or that Bank, under ARTICLE 3 has been determined, concurrently with demand for such payment.

            3.17  SURVIVABILITY.  All of Borrower's obligations under
Sections 3.6, 3.7 and 3.11(d) shall survive for one (1) year following the date on which the Commitments are terminated and all Loans hereunder are fully paid.

                                    Article 4
                         REPRESENTATIONS AND WARRANTIES


            Borrower represents and warrants to the Banks that:

            4.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive office of Borrower is located in Garden Grove, California. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure to so comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

            4.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by Borrower and each Subsidiary of Borrower of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

                 (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

                 (b) Violate or conflict with any provision of such Party's charter, certificates or articles of incorporation or bylaws, as applicable;

                 (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                 (d)  Violate any Requirement of Law applicable to such Party;

                 (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither Borrower nor any of its Subsidiaries is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

            4.3 NO GOVERNMENTAL APPROVALS REQUIRED. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Subsidiaries of the Loan Documents to which it is a Party.

            4.4  SUBSIDIARIES.

                 (a) SCHEDULE 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock or equity units issued and outstanding, number of shares or equity units owned by Borrower or a Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in
       SCHEDULE 4.4 or SCHEDULE 6.16, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person. Unless otherwise indicated in SCHEDULE 4.4, all of the outstanding shares of capital stock or equity units of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock or equity units of any such Subsidiary, and all such shares or equity units so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, EXCEPT for Permitted Encumbrances and Permitted Rights of Others.

                 (b) Each Subsidiary is a business entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (EXCEPT where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

                 (c) Except as otherwise disclosed in writing to the Agent and the Banks on or before the Closing Date, each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

            4.5  FINANCIAL STATEMENTS.  Borrower has furnished to the Banks
(a) the audited unqualified financial statements of Borrower for the Fiscal Year ended December 31, 1994, (b) the unaudited balance sheet and statement of operations of Borrower for the Fiscal Quarter ended September 29, 1995, (c) the unaudited balance sheet and statement of operations of Deanco for the fiscal period ended September 29, 1995 and (d) the proforma balance sheet of Borrower and its Subsidiaries giving effect to the consummation of the Deanco Acquisition, this Agreement and the transactions contemplated hereby and thereby. The financial statements described in clause (a) fairly present the financial condition, results of operations and changes in financial position, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations, of Borrower and its Subsidiaries as of such dates and for such periods in conformity with Generally Accepted Accounting Principles, consistently applied. To the best knowledge of Borrower, the balance sheet and statement of operations described in clause (c) fairly present in all material respects the financial condition and results of operations of Deanco as of such date and for such period in conformity with Generally Accepted Accounting Principles, consistently applied. The proforma balance sheet described in clause (d) was prepared in accordance with reasonable and customary conventions used in the preparation of proforma financial statements.

            4.6 NO OTHER LIABILITIES; NO MATERIAL ADVERSE CHANGES. Borrower and its Subsidiaries (other than EDAC and Deanco) do not have any material liability or material contingent liability not reflected or disclosed in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements and liabilities and contingent liabilities otherwise disclosed in writing to the Agent and the Banks. To the best knowledge of Borrower, EDAC and Deanco do not have any material liability or material contingent liability not reflected or disclosed in the balance sheet described in Section 4,5(c), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements and liabilities and contingent liabilities otherwise disclosed in writing to the Agent and the Banks. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since September 29, 1995.

            4.7 TITLE TO AND LOCATION OF PROPERTY. Borrower and its Subsidiaries have valid title to the Property reflected in the balance sheet described in Section 4.5(b), OTHER THAN items of Property which are immaterial and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, OTHER THAN Liens permitted by Section 6.8. Neither Borrower nor any of its Subsidiaries owns any Property located in any jurisdiction OTHER THAN the jurisdictions set forth in
SCHEDULE 6.19. SCHEDULE 4.7 correctly sets forth a summary description of all Real Property owned or leased by Borrower and its Subsidiaries, specifying, in the case of leased Real Property, the name and address of the lessors thereof and which thereof is a Significant Lessor.


            4.8 INTANGIBLE ASSETS. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

            4.9 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affil-iate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            4.10 LITIGATION. EXCEPT for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in SCHEDULE 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

            4.11 BINDING OBLIGATIONS. Each of the Loan Documents to which Borrower or any of its Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

            4.12 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

            4.13  ERISA.

                 (a)  With respect to each Pension Plan:

                      (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                      (ii) such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;


                      (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                      (iv) neither Borrower nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

                 (b) neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

            4.14 REGULATIONS G, T, U AND X; INVESTMENT COMPANY ACT. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations G, T, U and X. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

            4.15 DISCLOSURE. No written statement made by a Senior Officer of Borrower to the Agent or any Bank in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

            4.16 TAX LIABILITY. Except as otherwise disclosed in writing to the Agent and the Banks on or before the Closing Date, Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by it or by them, EXCEPT (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained (to the extent required by Generally Accepted Accounting Principles) and (b) immaterial taxes and filings so long as no material item or portion of Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

            4.17 PROJECTIONS. As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and the Projections are reasonably based on such assumptions. Nothing in this
Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

            4.18 HAZARDOUS MATERIALS. (a) Neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any of its Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Subsidiaries, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

            4.19 SECURITY INTERESTS. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid first priority security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and matters disclosed in SCHEDULE 6.8 and all action necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Agent pursuant to Section 8.1 with the appropriate Governmental Agency have been taken and completed. Upon the execution and delivery of the Pledge Agreement, the Pledge Agreement will create a valid first priority security interest in the Pledged Collateral and, upon delivery of the Pledged Collateral to the Agent, all action necessary to perfect the security interest so created has been taken and completed.

            4.20 TRADE NAMES. SCHEDULE 4.20 sets forth each trade name used by Borrower and its Subsidiaries and, to the best knowledge of Borrower, Deanco at any time during the five (5) year period ending on the Closing Date.

            4.21 THE DEANCO ACQUISITION. The Deanco Acquisition has been, or will concurrently be, effected in compliance with all applicable Laws and otherwise in accordance with the Deanco Acquisition Agreement. No provision of the Deanco Acquisition Agreement has been amended or waived in connection with the Deanco Acquisition except as specifically disclosed in writing to the Agent and the Banks. All consents and approvals of any Governmental Agency and any other Person necessary to effect the Deanco Acquisition have been obtained. All representations and warranties contained in this ARTICLE 4 are made giving effect to the consummation of the Deanco Acquisition; PROVIDED, however, that to the extent any such representation and warranty applies to EDAC or Deanco, or to the assets, liabilities or business of EDAC or Deanco, such representations shall be made to the best knowledge of Borrower. To the best knowledge of Borrower, no material adverse change in the condition (financial or otherwise), business operations or prospects of Deanco has occurred since September 29, 1995.

                                    Article 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)


            So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Agent (with the written approval of the Requisite Banks) otherwise consents:

            5.1 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, EXCEPT that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same (to the extent required by Generally Accepted Accounting Principles) or (b) any immaterial tax, assessment or governmental charge or levy so long as no material item or portion of Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.

            5.2 PRESERVATION OF EXISTENCE. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, EXCEPT where the failure to so preserve and maintain the existence of any Subsidiary and such authorizations would not constitute a Material Adverse Effect and EXCEPT that a merger permitted by Section 6.3 shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties EXCEPT where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

            5.3 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, EXCEPT that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

            5.4 MAINTENANCE OF INSURANCE. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Subsidiaries operate and, in any event, the minimum insurance described in SCHEDULE 5.4.

            5.5 COMPLIANCE WITH LAWS. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, EXCEPT that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

            5.6 INSPECTION RIGHTS. Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries), permit the Agent or any Bank, or any authorized employee, agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Agent or any Bank true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower.

            5.7 AUDIT RIGHTS. Upon reasonable notice, at any time during regular business hours (but not so as to materially interfere with the business of Borrower or its Subsidiaries) permit the Agent to audit the Collateral, INCLUDING examination of documents underlying or supporting the Collateral, and reimburse the Agent promptly for its reasonable expenses in conducting such audit; PROVIDED that, absent the existence of a Default or Event of Default, the Agent shall not be entitled to audit the Collateral more than four (4) times in a calendar year.

            5.8 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

            5.9 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, EXCEPT for any Contractual Obligation (a) the performance of which would cause a Default,
(b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Effect.

            5.10  USE OF PROCEEDS.  Use the proceeds of the (a) Line A Loans to
(i) retire all obligations of Borrower under the Prior Richey Credit Facility,
(ii) retire all obligations of Deanco under the Prior Deanco Credit Facility and
(iii) fund working capital and other corporate requirements of Borrower and its Subsidiaries and (b) the Line B Loans to fund the reimbursement obligations of Borrower with respect to the Line B Letter of Credit.

            5.11 NEW SUBSIDIARIES. Cause each Person which hereafter becomes a Subsidiary of Borrower to execute and deliver to the Agent the Subsidiary Guaranty, the Security Agreement, and, whenever such Person holds any Pledged Collateral, the Pledge Agreement.

            5.12 HAZARDOUS MATERIALS LAWS. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Agent in writing of
(a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency against any Borrower or Subsidiary or Affiliate of any Borrower pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against any Borrower or Subsidiary or Affiliate of any Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real Property adjoining or in the vicinity of any Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

            5.13 MERGER OF EDAC AND DEANCO. Upon written request by the Agent made after January 2, 1996, cause EDAC to be merged with and into Borrower as soon as reasonably practicable thereafter and in any event not later than thirty (30) days following such request and cause Deanco to be merged with and into Borrower as soon as reasonably practicable after the Indemnity Expiration Date and in any event not later than November 1, 1996.

                                    Article 6
                               NEGATIVE COVENANTS


            So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Agent (with the written approval of the Requisite Banks or, if required by SECTION 11.2, of all of the Banks) otherwise consents:

            6.1 PREPAYMENT OF INDEBTEDNESS. Pay any principal or interest on any Indebtedness prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness prior to the date when due, EXCEPT:

                 (a)  the Obligations;

                 (b) the EDAC Shareholders Notes, as required by the Deanco Acquisition Agreement; and

                 (c) the Former Deanco Shareholders Notes, but only to the extent necessary to permit the merger of Deanco with and into Borrower pursuant to Section 5.13.

            6.2 DISPOSITION OF PROPERTY. Make any Disposition of its Property, whether now owned or hereafter acquired EXCEPT the Disposition of the Real Property located at 87 Terrace Hall Avenue, Burlington, Massachusetts on fair market terms.

            6.3 MERGERS. Merge or consolidate with or into any Person, EXCEPT mergers and consolidations of a Subsidiary of Borrower into Borrower or another of its Subsidiaries, PROVIDED that Borrower and each of such Subsidiaries have executed such amendments to the Loan Documents as the Agent may reasonably determine are appropriate as a result of such merger.

            6.4 HOSTILE ACQUISITIONS. Directly or indirectly use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent (5%) or more in any corporation or other business entity if such acquisition is opposed by the board of directors or management of such corporation or business entity.

            6.5 DISTRIBUTIONS. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, EXCEPT
(a) Distributions by a Subsidiary of Borrower to Borrower or any other Subsidiary and (b) dividends payable solely in common stock.

            6.6  ERISA.  (a) At any time, permit any Pension Plan to:
(i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code), (ii) fail to comply in all material respects with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

            6.7 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.

            6.8 LIENS AND NEGATIVE PLEDGES. Create, incur, assume or suffer to exist any Lien or Negative Pledge upon or with respect to any of their respective Properties, or sell any accounts receivable, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, EXCEPT:

                 (a)  Permitted Encumbrances;

                 (b)  Liens and Negative Pledges under the Loan Documents;

                 (c) Liens and Negative Pledges existing on the Closing Date and disclosed in SCHEDULE 6.8 and any renewals/extensions or amendments thereof; PROVIDED that the obligations secured or benefited thereby are not increased;

                 (d) the RayChem Lien, so long as the RayChem Lien Subordination remains in effect;

                 (e) Liens securing Indebtedness permitted by SECTION 6.9(e) on the Property which is the subject of the Capital Lease Obligation or was purchased with the proceeds of the purchase money debt; and

                 (f) Liens on Property acquired by Borrower or any of its Subsidiaries that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition and any renewals/extensions or amendments thereof, PROVIDED that the obligations secured or benefitted thereby are not increased.

            6.9 INDEBTEDNESS AND GUARANTY OBLIGATIONS. Create, incur or assume any Indebtedness or Guaranty Obligation EXCEPT:

                 (a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in SCHEDULE 6.9, and renewals, extensions or amendments that do not increase the amount thereof;

                 (b) Indebtedness and Guaranty Obligations under the Loan Documents;

                 (c)  Secured Swap Agreements;

                 (d) Indebtedness owed on an intercompany basis among Borrower and its Subsidiaries;

                 (e) Indebtedness consisting of Capital Lease Obligations or purchase money debt that does not exceed $500,000 incurred during the term of this Agreement; and

                 (f) Guaranty Obligations in support of the obligations of a wholly-owned Subsidiary.

            6.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of Borrower OTHER THAN (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Borrower and expressly authorized by a resolution of the board of directors of Borrower approved by a majority of the directors not having an interest in the transaction, (c) transactions between or among Borrower and its wholly-owned Subsidiaries, and (d) transactions, when considered together with any related transaction or series of transactions of which such transaction is a part, on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

            6.11 STOCKHOLDERS' EQUITY. Permit Stockholders' Equity, as of December 31, 1995 and the last day of each Fiscal Quarter thereafter, to be less than the SUM OF (a) $26,500,000, PLUS (b) an amount equal to 90% of Net Income earned in each Fiscal Quarter ending after December 31, 1995 (with no deduction for a net loss in any such Fiscal Quarter) PLUS (c) an amount equal to 100% of the aggregate increases in Stockholders' Equity after the Closing Date by reason of the issuance and sale of capital stock of Borrower (INCLUDING upon any conversion of debt securities of Borrower into such capital stock).

            6.12 FIXED CHARGE COVERAGE RATIO. Permit the Fixed Charge Coverage Ratio, as of June 30, 1996 and the last day of each Fiscal Month thereafter, to be less than the ratio set forth below opposite the period during which such date occurs:

            PERIOD                   RATIO
            ------                   -----

            June 30, 1996
              through
            May 31, 1998             1.60 to 1.00

            June 30, 1998
              through
            May 31, 1999             1.75 to 1.00

            June 30, 1999
            and thereafter           2.00 to 1.00

            6.13 CASH FLOW LEVERAGE. Permit Cash Flow Leverage, as of June 30, 1996 and the last day of each Fiscal Month thereafter, to be greater than the ratio set forth below opposite the period during which such date occurs:

            PERIOD                   RATIO
            ------                   -----

            June 30, 1996
              through
            May 31, 1997             5.25 to 1.00

            June 30, 1997
              through
            May 31, 1998             4.25 to 1.00

            June 30, 1998
              through
            May 31, 1999             3.25 to 1.00

            June 30, 1999
            and thereafter           2.50 to 1.00

            6.14 NET INCOME. Permit Net Income (a) as of March 31, 1996, to be less than a positive amount for the Fiscal Quarter then ending, (b) as of June 30, 1996, to be less than a positive amount for the two (2) Fiscal Quarters then ending, (c) as of September 30, 1996, to be less than a positive amount for the three (3) Fiscal Quarters then ending, (d) as of December 31, 1996, to be less than a positive amount for the four (4) Fiscal Quarters then ending, (e) as of March 31, 1997 and the last day of each Fiscal Quarter thereafter, to be less than a positive number for the four (4) Fiscal Quarters then ending and (f) as of March 31, 1997 and the last day of each Fiscal Quarter thereafter, to be less than a positive amount for that Fiscal Quarter if Net Income for the immediately preceding Fiscal Quarter was not a positive number; PROVIDED that Net Income for purposes of clauses (a), (b), (c) and (d) only shall be adjusted by adding back all Deanco Transactional Costs incurred during the fiscal period described in such clauses.

            6.15 ACCOUNTS PAYABLE TURNOVER. Permit Accounts Payable Turnover, as of March 31, 1996 and the last day of each Fiscal Month thereafter, to be greater than 50 days.

            6.16  INVESTMENTS.  Make or suffer to exist any Investment, OTHER
THAN:

                 (a) Investments in existence on the Closing Date and disclosed on SCHEDULE 6.16;

                 (b)  Investments consisting of Cash and Cash Equivalents;

                 (c) Investments consisting of loans or advances to officers, directors and employees of Borrower and any of its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

                 (d) Investments in EDAC and Deanco; PROVIDED that each remains a wholly-owned Subsidiary (subject to Section 5.13);

                 (e) Investments in wholly-owned Subsidiaries OTHER THAN EDAC and Deanco; PROVIDED that, giving effect thereto, the aggregate total assets of all such Subsidiaries does not exceed 10% of the consolidated total assets of Borrower and its Subsidiaries;

                 (f) Investments in Persons engaged in the same or a similar business as Borrower that do not exceed $10,000 in the aggregate; and

                 (g) Investments representing all or a portion of the sales price of Property sold or services provided to another Person in the ordinary course of business.

            6.17 ACQUISITIONS. Make any Acquisition or enter into any agreement to make any Acquisition EXCEPT (a) the Deanco Acquisition and (b) the Yorktown Acquisition.

            6.18 SUBSIDIARY INDEBTEDNESS. Permit (whether or not otherwise permitted under SECTION 6.9) any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligation, EXCEPT (a) Indebtedness and Guaranty Obligations in existence on the Closing Date and renewals/extensions or amendments that do not increase the amounts thereof,
(b) the Subsidiary Guaranty, (c) Indebtedness owed to Borrower or another Subsidiary of Borrower and (d) Capital Lease Obligations and purchase money obligations of a Subsidiary in respect of Property used by that Subsidiary.

            6.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICES AND ASSETS. Relocate the chief executive office of Borrower or any Subsidiary of Borrower without first giving the Agent thirty (30) days prior written notice of any proposed relocation or move any equipment or inventory to a location other than any one of the locations identified in SCHEDULE 4.7 without first giving the Agent ten (10) calendar days prior written notice of any such proposed relocation.

                                    Article 7
                     INFORMATION AND REPORTING REQUIREMENTS


            7.1 FINANCIAL AND BUSINESS INFORMATION. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains in force, Borrower shall, unless the Agent (with the written approval of the Requisite Banks) otherwise consents, at Borrower's sole expense, deliver to the Agent for distribution to the Banks the following:

                 (a) As soon as reasonably practicable, and in any event within 30 days after the end of each Fiscal Month, the consolidated balance sheet and statements of operations and cash flow of Borrower and its Subsidiaries for such Fiscal Month, and the portion of the Fiscal Year ended with such Fiscal Month, in reasonable detail;

                 (b)  Concurrently with the financial statements described in
       Section 7.1(a), a Borrowing Base Certificate and written reports of accounts receivable, inventory, equipment and accounts payable in such forms as the Agent may specify, as of the end of such Fiscal Month;

                 (c) As soon as reasonably practicable, and in any event within 45 days after the end of each Fiscal Quarter, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flow for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter and (ii) the consolidating balance sheets and statements of operations and cash flow as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer on behalf of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

                 (d) As soon as reasonably practicable, and in any event within 45 days after the end of each Fiscal Quarter (commencing as of June 30, 1996), a Pricing Certificate setting forth a preliminary calculation of Cash Flow Leverage as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as reasonably practicable thereafter, in the event of any material variance in the actual calculation of Cash Flow Leverage from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

                 (e) As soon as reasonably practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) consolidating balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Agent, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Banks in their good faith business judgment to be adverse to the interests of the Banks. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under SECTIONS 6.11 through 6.15, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

                 (f) As soon as reasonably practicable, and in any event within 30 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year, INCLUDING projected consolidated balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

                 (g) Promptly after receipt by Borrower thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them;

                 (h) Promptly after the same are available, and in any event within 10 days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this
       SECTION 7.1;

                 (i) Promptly after request by the Agent or any Bank, copies of any other report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Agency;

                 (j) Promptly upon a Senior Officer obtaining actual knowledge, and in any event within ten (10) Banking Days after obtaining actual knowledge, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five
       (5) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                 (k) As soon as reasonably practicable, and in any event within two (2) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or any of its Subsidiaries are taking or propose to take with respect thereto;

                 (l) Promptly upon a Senior Officer obtaining actual knowledge, and in any event within five (5) Banking Days after obtaining actual knowledge, that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a written credit agreement with respect to Indebtedness of $1,000,000 or more or any lessor under a written material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect or (iv) any labor union has notified Borrower of its intent to strike Borrower or any of its Subsidiaries on a date certain and such strike would involve more than 100 employees of Borrower and its Subsidiaries, a written notice describing the pertinent facts relating thereto and what actions Borrower or its Subsidiaries are taking or propose to take with respect thereto; and

                 (m) Such other data and information as from time to time may be reasonably requested by the Agent, any Bank (through the Agent) or the Requisite Banks.

            7.2 COMPLIANCE CERTIFICATES. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Agent for distribution by it to the Banks concurrently with the financial statements required pursuant to SECTIONS 7.1(a), 7.1(c) and 7.1(e), a Compliance Certificate signed by a Senior Officer on behalf of Borrower.

                                    Article 8
                                   CONDITIONS


            8.1 INITIAL ADVANCES, ETC.. The obligation of each Bank to make the initial Advance to be made by it, or the obligation of the Issuing Bank to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances or the issuance of the initial Letter of Credit (as applicable) (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

                 (a) The Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Agent otherwise agrees or directs):

                 (1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Agent for additional executed counterparts, sufficient in number for distribution to the Banks and Borrower;

                 (2) the Line A Notes executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Line A Commitment;

                 (3) the Line B Notes executed by Borrower in favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Line B Commitment;

                 (4) the Subsidiary Guaranty executed by each Subsidiary (INCLUDING EDAC and Deanco) of Borrower;

                 (5) the Security Agreement executed by Borrower and each of its Subsidiaries (INCLUDING EDAC and Deanco);

                 (6) such financing statements on Form UCC-1 executed by Borrower and each of its Subsidiaries (INCLUDING EDAC and Deanco) with respect to the Security Agreement as the Agent may request;

                 (7) the Pledge Agreement executed by Borrower, together with the Pledged Collateral accompanied by appropriate stock powers endorsed in blank;

                 (8) with respect to Borrower and each of its Subsidiaries (INCLUDING EDAC and Deanco), such documentation as the Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, INCLUDING certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                 (9)  the Opinion of Counsel;

                 (10) Landlord Acknowledgment and Consents executed by the
            Significant Lessors; PROVIDED that the Agent may, in its sole discretion, waive this condition with respect to any Significant Lessor on such terms (which may include elimination of inventory located at the premisses of such Significant Lessor from Eligible Inventory) as are set forth in a memorandum agreement signed by the Agent and Borrower;

                 (11) a Borrowing Base Certificate;

                 (12) the RayChem Lien Subordination executed by RayChem, Inc.;

                 (13) written evidence that the Prior Deanco Credit Facility has been or will be concurrently terminated and that all Liens securing such facility have been or will be concurrently released;

                 (14) written evidence that the Prior Richey Credit Facility has been or will be concurrently terminated and that all Liens securing such facility have been or will be concurrently released;

                 (15) a certificate of insurance issued by Borrower's insurance carrier or agent setting forth the insurance policies required pursuant to Section 5.4, together with lenders' loss payable endorsements on Form 438BFU or other form acceptable to the Agent;

                 (16) copies of the Deanco Acquisition Agreement and all related documents, together with an Officer's Certificate signed by a Senior Officer on behalf of Borrower to the effect that the same are true copies and are in full force and effect;

                 (17) an Officer's Certificate signed by a Senior Officer on behalf of Borrower affirming, to the best of Borrower's knowledge, that the representation set forth in Section 4.17 is true;

                 (18) a Certificate signed by a Senior Officer on behalf of
            Borrower certifying that the conditions specified in Sections 8.1(g) and (h) have been satisfied;

                 (19) evidence satisfactory to the Agent that all final
            approvals of all Governmental Agencies necessary for the Deanco Acquisition have been received; and

                 (20) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

                 (b) The fees required to be paid on or before the Closing Date pursuant to SECTIONS 3.2 and 3.3 shall have been paid.

                 (c) The Agent, through its Commercial Finance Department, shall have completed its initial audit of the Collateral and the results of such audit shall be satisfactory to the Requisite Banks in their sole and absolute discretion.

                 (d) The Deanco Acquisition shall have been closed or be in a position to close concurrently.

                 (e) There shall not be pending or threatened any litigation relating to the transactions contemplated by this Agreement which the Requisite Banks deem to be material.

                 (f) The reasonable costs and expenses of the Agent in connection with the underwriting and due diligence process relating to this transaction and the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

                 (g) The representations and warranties of Borrower contained in ARTICLE 4 shall be true and correct.

                 (h) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing and no event shall have occurred since September 29, 1995 which constitutes a Material Adverse Effect.

            8.2 ANY ADVANCE, ETC. The obligation of each Bank to make any Advance and the obligation of the Issuing Bank to issue a Letter of Credit, is subject to the following conditions precedent:

                 (a) EXCEPT (i) for representations and warranties which expressly relate to a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or the other Loan Documents or (ii) as disclosed by Borrower and approved in writing by the Requisite Banks, the representations and warranties contained in
       ARTICLE 4 (OTHER THAN Sections 4.4(a), 4.6 (first and second sentences),
       4.7 (third sentence), 4.10, 4.17 and 4.19) shall be true and correct on and as of the date of the Advance as though made on that date;

                 (b) OTHER THAN matters described in SCHEDULE 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or, to the best knowledge of Borrower and its Subsidiaries, threatened any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

                 (c) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since the Closing Date;

                 (d) the Agent shall have timely received a Request for Loan in compliance with ARTICLE 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable) or the Issuing Bank shall have received a Request for Letter

       Credit, as the case may be, in compliance with ARTICLE 2; and

                 (e) the Agent shall have received, in form and substance reasonably satisfactory to the Agent, such other assurances, certificates, documents or consents related to the foregoing as the Agent or Requisite Banks reasonably may require.

                                    Article 9
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


            9.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

                 (a) Borrower fails to pay any principal on any Obligation, or any portion thereof, on the date when due; or

                 (b) Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.3 or 3.4, or any portion thereof, within two (2) Banking Days after the date when due; or fails to pay any other fee or amount payable to the Banks under any Loan Document, or any portion thereof, within five (5) Banking Days after demand therefor; or

                 (c) Borrower fails to comply with any of the covenants contained in ARTICLE 6; or

                 (d) Borrower fails to comply with (i) Section 7.1(k) in any respect that is materially adverse to the interests of the Banks, or (ii)
       Section 7.1(l) in any respect that is materially adverse to the interests of the Banks and which, as a consequence of such failure, results in the Banks being unable to reasonably protect their interests;

                 (e) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty (20) Banking Days after the giving of notice by the Agent on behalf of the Requisite Banks of such Default; or

                 (f) Any representation or warranty of Borrower or any of its Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Subsidiary pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Banks; or

                 (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $1,000,000 or more, or any guaranty of present or future Indebtedness of $1,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Indebtedness of $1,000,000 or more, or of any guaranty of present or future Indebtedness of $1,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due; or

                 (h) Any Loan Document, at any time after its execution and delivery and for any reason OTHER THAN the agreement or action (or omission to act) of the Agent or any Bank or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Banks; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                 (i) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $1,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

                 (j) (i) Borrower or any of its Subsidiaries institute or consent to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

                 (k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

                 (l) Any Pension Plan maintained by Borrower or any of its Subsidiaries is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect.

            9.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

                 (a) Upon the occurrence, and during the continuance, of any Event of Default OTHER THAN an Event of Default described in
       Section 9.1(j):

                 (1) the Commitments and all other obligations of the Agent or the Banks under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks;

                 (2) the Issuing Bank may, with the approval of the Agent on behalf of the Requisite Banks, demand immediate payment by Borrower of an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                 (3) the Requisite Banks may request the Agent to, and the Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other Obligations payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                 (b)  Upon the occurrence of any Event of Default described in
       Section 9.1(j):

                 (1) the Commitments and all other obligations of the Agent or the Banks under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, EXCEPT that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Banks;

                 (2) an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Bank without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                 (3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                 (c) Upon the occurrence and during the continuance of any Event of Default, the Banks and the Agent, or any of them, without notice to (EXCEPT as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (EXCEPT as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

                 (d) The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Agent) of the Agent and of the Banks, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied FIRST, to the costs and expenses of the Agent and the Banks, as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and fees) then owing to the Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at Law or in equity.

                                   Article 10
                                    THE AGENT


            10.1 APPOINTMENT AND AUTHORIZATION. Subject to SECTION 10.8, each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof or are reasonably incidental, as determined by the Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Agent as trustee for any Bank or as representative of any Bank for any other purpose and, EXCEPT as specifically set forth in the Loan Documents to the contrary, the Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

            10.2 AGENT AND AFFILIATES. First Interstate Bank of California (and each successor Agent) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent, and the term "Bank" or "Banks" includes First Interstate Bank of California in its individual capacity. First Interstate Bank of California (and each successor Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Agent and without any duty to account therefor to the Banks. First Interstate Bank of California (and each successor Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder. The Agent shall not be deemed to hold a fiduciary relationship with any Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

            10.3 PROPORTIONATE INTEREST IN ANY COLLATERAL. The Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Agent. Subject to the Agent's and the Banks' rights to reimbursement for their costs and expenses hereunder (INCLUDING reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Agent or a Bank) and subject to the application of payments in accordance with SECTION 9.2(d), each Bank shall have an interest in the Banks' interest in the Collateral or interests therein in the same proportions that the aggregate Obligations owed such Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks, EXCEPT that Obligations owed to any Bank under a Secured Swap Agreement shall be secured on a PARI PASSU basis with all other Obligations up to an amount equal to the Agent's then customary credit risk factor for Swap Agreements times the notional amount of Indebtedness covered by such Secured Swap Agreement and shall be secured on a subordinate basis as to amounts in excess of such amount.

            10.4 BANKS' CREDIT DECISIONS. Each Bank agrees that it has, independently and without reliance upon the Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

            10.5  ACTION BY AGENT.

                 (a) The Agent may assume that no Default has occurred and is continuing, unless the Agent (or the Bank that is then the Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Bank stating the nature of the Default and that such Bank considers the Default to have occurred and to be continuing.

                 (b) The Agent has only those obligations under the Loan Documents as are expressly set forth therein.

                 (c) EXCEPT for any obligation expressly set forth in the Loan Documents and as long as the Agent may assume that no Event of Default has occurred and is continuing, the Agent may, but shall not be required to, exercise its discretion to act or not act, EXCEPT that the Agent shall be required to act or not act upon the instructions of the Requisite Banks (or of all the Banks, to the extent required by SECTION 11.2) and those instructions shall be binding upon the Agent and all the Banks, PROVIDED that the Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Agent, in substantial risk of liability to the Agent.

                 (d)  If the Agent has received a notice specified in clause
       (A), the Agent shall immediately give notice thereof to the Banks and shall act or not act upon the instructions of the Requisite Banks (or of all the Banks, to the extent required by SECTION 11.2), PROVIDED that the Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Agent, in substantial risk of liability to the Agent, and EXCEPT that if the Requisite Banks (or all the Banks, if required under SECTION 11.2) fail, for five (5) Banking Days after the receipt of notice from the Agent, to instruct the Agent, then the Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

                 (e) The Agent shall have no liability to any Bank for acting, or not acting, as instructed by the Requisite Banks (or all the Banks, if required under SECTION 11.2), notwithstanding any other provision hereof.

            10.6 LIABILITY OF AGENT. Neither the Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, EXCEPT for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Agent and its directors, officers, agents, employees and attorneys:

                 (a) May treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by the payee, and may treat each Bank as the owner of that Bank's interest in the Obligations for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Bank.

                 (b) May consult with legal counsel (INCLUDING in-house legal counsel), accountants (INCLUDING in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or its Subsidiaries or the Banks, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

                 (c) Shall not be responsible to any Bank for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents.

                 (d) EXCEPT to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or the Property, books or records of Borrower or its Subsidiaries.

                 (e) Will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral.

                 (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing reasonably believed by it to be genuine and signed or sent by the proper party or parties.

                 (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Bank under any Loan Document, INCLUDING, without limitation, principal, interest, commitment fees, Advances and other amounts; PROVIDED that, promptly upon discovery of such an error in computation, the Agent, the Banks and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

            10.7 INDEMNIFICATION. Each Bank shall, ratably in accordance with its Pro Rata Share of the Commitments, indemnify and hold the Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (INCLUDING, without limitation, attorneys' fees and disbursements and allocated costs of attorneys employed by the Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Agent thereunder, EXCEPT such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Agent upon demand for that Bank's Pro Rata Share of any out-of-pocket cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (INCLUDING a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by SECTION 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this SECTION 10.7 shall entitle the Agent to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries.

            10.8 SUCCESSOR AGENT. The Agent may, and at the request of the Requisite Banks shall, resign as Agent upon thirty (30) days' notice to the Banks and Borrower. If the Agent shall resign as Agent under this Agreement, the Requisite Banks shall appoint from among the Banks a successor Agent for the Banks, which successor agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Borrower, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE 10, and Sections 11.3, 11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If (a) the Agent has not been paid its fees under
Section 3.3 or has not been reimbursed for any expense reimbursable to it under
Section 11.3, in either case for a period of at least one (1) year and (b) no successor agent has accepted appointment as Agent by the date which is thirty
(30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Requisite Banks (subject to the provisions specified in Section 11.2 requiring consent of all the Banks) shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Banks appoint a successor agent as provided for above.

            10.9  NO OBLIGATIONS OF BORROWER.  Nothing contained in this
ARTICLE 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to the

Agent or any of the Banks in respect of any failure by the Agent or any Bank to perform any of its obligations to the Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing or the delivery of documents under the Loan Documents provides that such payments shall be made or documents delivered by Borrower to the Agent for the account of the Banks, Borrower's obligations to the Banks in respect of such payments and documents shall be deemed to be satisfied upon the making of such payments or delivery of such documents to the Agent in the manner provided by this Agreement.

                                   Article 11
                                  MISCELLANEOUS


            11.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of ARTICLE 8 hereof are inserted for the sole benefit of the Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

            11.2 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Banks or by the Agent with the written approval of the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which any Borrower is a Party, signed by Borrower and, in the case of any amendment, modification or supplement to ARTICLE 10, signed by the Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

                 (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Pro Rata Share of any Bank (except as otherwise provided in Section 11.8) or the amount of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

                 (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee, or to extend the term of the Commitments, or to release the Subsidiary Guaranty;

                 (c) to release any material portion of the Collateral (EXCEPT as otherwise expressly provided in any Loan Document);

                 (d) To amend the provisions of the definition of "REQUISITE BANKS", ARTICLES 8 OR 9 or this SECTION 11.2 or to amend or waive
       SECTION 6.4; or

                 (e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Banks.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this SECTION 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Agent.

            11.3 COSTS, EXPENSES AND TAXES. Borrower shall pay within five (5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Agent and the Banks in connection with the refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (INCLUDING reasonably allocated costs of legal counsel employed by the Agent or any Bank), independent public accountants and other outside experts retained by the Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Agent reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, EXCLUDING Excluded Taxes, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Agent or any Bank under this
SECTION 11.3 shall bear interest from the second Banking Day following the date of demand for payment at the Default Rate, EXCEPT that any such amount payable under the first sentence of this SECTION 11.3 shall bear such interest from the sixth (6th) Banking Day following the date of demand for payment.

            11.4 NATURE OF BANKS' OBLIGATIONS. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Bank's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Banks of their obligations to make initial Advances. A default by any Bank will not increase the Pro Rata Share of the Commitments attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Agent agrees that it will use its best efforts either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrower, to replace such a Bank in default.

            11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Agent and each Bank, notwithstanding any investigation made by the Agent or any Bank or on their behalf.

            11.6 NOTICES. EXCEPT as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this SECTION 11.6. EXCEPT as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier during regular business hours of the recipient, when sent; if given by telecopier outside regular business hours of the recipient, at the opening of business on the next business day; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

            11.7 EXECUTION OF LOAN DOCUMENTS. Unless the Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

            11.8  BINDING EFFECT; ASSIGNMENT.

            (a) Subject to the provisions of this SECTION 11.8, this Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Agent, each of the Banks, and their respective successors and assigns, EXCEPT that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

            (b) From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; PROVIDED that (i) such Eligible Assignee, if not then a Bank or an Affiliate of the assigning Bank, shall be approved by each of the Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to the Agent as hereinbelow provided, (iii) EXCEPT in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitment of the assigning Bank, the assignment shall not assign a Pro Rata Share of the Commitments equivalent to less than $10,000,000, (iv) the assignment shall assign the same Pro Rata Share of the Line A Commitment and the Line B Commitment,
       (v) such assignment shall not subject Borrower (solely as a consequence of the assignment) to any additional costs, expenses, liabilities, taxes, assessments or other charges under SECTIONS 3.6, 3.7 or 3.9(d) and
       (vi) the effective date of any such assignment shall be as specified in the Commitment Assignment and Acceptance, but not earlier than the date which is three (3) Banking Days after the date the Agent has received the Commitment Assignment and Acceptance. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Bank to Borrower of such Bank's Note) to such assignee Bank, Notes evidencing that assignee Bank's Pro Rata Share of the Commitments, and to the assigning Bank, Notes evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

            (c) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Agent to take such action and to exercise such powers under this Agreement as are delegated to the Agent by this Agreement; and
       (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                 (d) The Agent shall maintain at the Agent's Office a copy of each Commitment Assignment and Acceptance delivered to it. After receipt of a completed Commitment Assignment and Acceptance executed by any Bank and an Eligible Assignee, and receipt of an assignment fee of $2,500 from such Eligible Assignee, the Agent shall, promptly following the effective date thereof, provide to Borrower and the Banks a revised SCHEDULE 1.1 giving effect thereto.

                 (e) Any Bank may from time to time grant participations to one or more banks or other financial institutions (INCLUDING another Bank) in a portion of its Pro Rata Share of the Commitments; PROVIDED, HOWEVER, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose EXCEPT, if the participation agreement so provides, for the purposes of SECTIONS 3.6, 3.7, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Bank absent the participation, (iv) Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Bank's Pro Rata Share of the Commitments as it then exists and shall not restrict an increase in the Commitments, or in the granting Bank's Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents OTHER THAN those which (A) extend the Line A Maturity Date, Line B Maturity Date or any other date upon which any payment of money is due to the Banks, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Banks,
       (C) reduce the amount of any installment of principal due under the Notes, (D) change the definition of "Requisite Banks" or (E) release any material portion of the Collateral.

            11.9 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, the Agent or any Bank (but only with the consent of the Requisite Banks) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

            11.10 SHARING OF SETOFFS. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable Laws: (a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agree that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

            11.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless the Agent and each Bank and their directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against:
(a) any and all claims, demands, actions or causes of action arising out of or relating to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of its officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (INCLUDING reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; PROVIDED that no Indemnitee shall be entitled to indemnification for any of the foregoing caused by its own gross negligence or willful misconduct or breach of any of its obligations under this Agreement and the other Loan Documents or for any of the foregoing asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrower; PROVIDED, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrower, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and FURTHER PROVIDED that the Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

            11.12 NONLIABILITY OF THE BANKS. Borrower acknowledges and agrees that:

                 (a) Any inspections of any Property of Borrower made by or through the Agent or the Banks are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

                 (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent or the Banks pursuant to the Loan Documents, neither the Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agent or the Banks;

                 (c) The relationship between Borrower and the Agent and the Banks is, and shall at all times remain, solely that of borrower and lenders; neither the Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Agent nor the Banks undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agent or the Banks in connection with such matters is solely for the protection of the Agent and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

                 (d) The Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Agent and the Banks harmless from any such loss, damage, liability or claim.

            11.13 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrower, the Agent and the Banks, and the Agent's and the Banks' successors and assigns. EXCEPT as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

            11.14 CONFIDENTIALITY. Each Bank agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, EXCEPT for disclosure: (a) to other Banks; (b) to legal counsel and accountants for Borrower or any Bank; (c) to other professional advisors to Borrower or any Bank, provided that the recipient has been informed in advance of the confidential nature of such information; (d) to regulatory officials having jurisdiction over that Bank; (e) as required by Law or legal process or in connection with any legal proceeding or litigation involving that Bank and Borrower; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank's interests hereunder or a participation interest in its Note, provided that the recipient has been informed in advance of the confidential nature of such information. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, OTHER THAN (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and
(iii) information previously disclosed by Borrower to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section 11.14. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Agent or the Banks to Borrower.

            11.15 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Agent, do, execute and deliver such further acts and documents as any Bank or the Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

            11.16 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

            11.17 GOVERNING LAW. EXCEPT to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California.

            11.18 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

            11.19 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

            11.20 TIME OF THE ESSENCE. Time is of the essence of the Loan Documents.

            11.21 FOREIGN BANKS AND PARTICIPANTS. Each Bank, and each holder of a participation interest herein, that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Agent), within twenty (20) days after the Closing Date (or after accepting an assignment or receiving a participation interest herein pursuant to
Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (INCLUDING, if reasonably necessary, Form W-9) satisfactory to Borrower and the Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower makes any deduction or withholding for taxes from amounts payable to such Person. Unless and until Borrower and the Agent have received such forms and other documents described in this Section
11.21 reasonably satisfactory to them establishing that each Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes, Borrower or the Agent (if not withheld by Borrower) shall withhold taxes from such payment at the applic-able statutory rate, without any obligation to "gross-up" or increase amounts payable hereunder or under any of the other Loan Documents.

            11.22 HAZARDOUS MATERIAL INDEMNITY. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Agent) the Agent and each of the Banks and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Agent or any Bank, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials in, on, under or about any Real Property or any other Property, the presence of which is caused by the Agent or the Banks or any of their respective employees, agents, contractors or subcontractors. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.18 and 5.12) shall be unlimited corporate obligations of Borrower and shall NOT be secured by any deed of trust on any Real Property.

       11.23  ARBITRATION REFERENCE.

            (a)  BINDING ARBITRATION.   Upon the written demand of any  party
("Loan Party/Loan Parties"), to a Document (as defined below), whether made before the institution of any judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim or counterclaim or any answer thereto or any amendment to any of the above, any Dispute (as defined below) shall be resolved by binding arbitration in accordance with the terms of this arbitration program ("Arbitration Program"). A "Dispute" shall include any action, dispute, claim or controversy of any kind, whether founded in contract, tort, statutory or common law, equity, or otherwise, now existing or hereafter arising between any of the Loan Parties arising out of, pertaining to or in connection with any agreement, document or instrument to which this Arbitration Program is attached or in which it appears or is referenced or any related agreements, documents, or instruments ("Documents"). Any Loan Party who fails to submit to binding arbitration following a lawful demand by another Loan Party shall bear all costs and expenses, including reasonable attorneys' fees (including those incurred in any trial, bankruptcy proceeding or on appeal), incurred by the other Loan Party in obtaining a stay of any pending judicial proceeding and compelling arbitration of any Dispute. The Loan Parties agree that any agreement, document or instrument which includes, attaches to or incorporates this Arbitration Program represents a transaction involving commerce as that term is used in the Federal Arbitration Act, Title 9 United States Code ("FAA"). THE LOAN PARTIES UNDERSTAND THAT BY THIS AGREEMENT THEY HAVE DECIDED THAT THEIR DISPUTES SHALL BE RESOLVED BY BINDING ARBITRATION RATHER THAN IN COURT, AND ONCE DECIDED BY ARBITRATION NO DISPUTE CAN LATER BE BROUGHT, FILED OR PURSUED IN COURT.

            (b) GOVERNING RULES. Arbitrations conducted pursuant to this Arbitration Program shall be administered by the American Arbitration Association ("AAA"), or other mutually agreeable administrator ("Administrator") in accordance with the terms of this Arbitration Program and the Commercial Arbitration Rules of the AAA. Proceedings hereunder shall be governed by the provisions of the FAA. The arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law designated in the Documents. Judgment upon any award rendered hereunder may be entered in any court having jurisdiction; PROVIDED, HOWEVER, that nothing herein shall be construed to be a waiver by any Loan Party that is a bank of the protections afforded pursuant to 12 U.S.C. 91 or any similar applicable state law.

            (c) ARBITRATOR POWERS AND QUALIFICATIONS; AWARDS. The Loan Parties agree to select a neutral qualified arbitrator or a panel of three qualified arbitrators to resolve any Dispute hereunder. "Qualified" means a retired judge or practicing attorney, with not less than 10 years practice in commercial law, licensed to practice in the state of the applicable substantive law designated in the Documents. A Dispute in which the claims or amounts in controversy do not exceed $1,000,000, shall be decided by a single arbitrator. A single arbitrator shall have authority to render an award up to but not to exceed $1,000,000.00 including all damages of any kind whatsoever, costs, fees, attorneys' fees and expenses. Submission to a single arbitrator shall be a waiver of all Loan Parties' claims to recover more than $1,000,000.00. A Dispute involving claims or amounts in controversy exceeding $1,000,000.00 shall be decided by a majority vote of a panel of three qualified arbitrators. All three arbitrators on the arbitration panel must actively participate in all hearings and deliberations. The arbitrator(s) shall be empowered to, at the written request of any Loan Party in any Dispute, 1) to consolidate in a single proceeding any multiple party claims that are substantially identical or based upon the same underlying transaction; 2) to consolidate any claims and Disputes between other Loan Parties which arise out of or relate to the subject matter hereof, including all claims by or against borrowers, guarantors, sureties and/or owners of collateral; and 3) to administer multiple arbitration claims as class actions in accordance with Rule 23 of the Federal Rules of Civil Procedure. In any consolidated proceeding the first arbitrator(s) selected in any proceeding shall conduct the consolidated proceeding unless disqualified due to conflict of interest. The arbitrators(s) shall be empowered to resolve any dispute regarding the terms of this arbitration clause, including questions about the arbitrability of any Dispute, but shall have no power to change or alter the terms of the Arbitration Program. The prevailing Loan Party in any Dispute shall be entitled to recover its reasonable attorneys' fees in any arbitration, and the arbitrator(s) shall have the power to award such fees. The award of the arbitrator(s) shall be in writing and shall set forth the factual and legal basis for the award.

            (d) REAL PROPERTY COLLATERAL. Notwithstanding the provisions of subparagraphs (a) through (c), no Dispute shall be submitted to arbitration without the consent of all Loan Parties if, at the time of the proposed submission, such Dispute arises from or relates to an obligation which is secured directly or indirectly and in whole or in part by real property collateral. If all Loan Parties do not consent to submission of such a Dispute to arbitration, the Dispute shall be determined as provided in subparagraph (e) below.

            (e) JUDICIAL REFERENCE. At the request of any Loan Party, a Dispute which is not submitted to arbitration as provided and limited in subparagraphs (a) through (d) above shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the Loan Parties shall designate to the court a referee or referees selected under the auspices of the AAA, unless otherwise agreed to in writing by all parties. With respect to a Dispute in which the amounts in controversy do not exceed $1,000,000, a single referee shall be chosen and shall resolve the Dispute. The referee shall have authority to render an award up to but not to exceed $1,000,000, including all damages of any kind whatsoever, including costs, fees, attorneys' fees and expenses. A Dispute involving amounts in controversy exceeding $1,000,000 shall be decided by a majority vote of a panel of three referees (a "Referee Panel"), PROVIDED, HOWEVER, that all three referees on the Referee Panel must actively participate in all hearings and deliberations. Referees, including any Referee Panel, may grant any remedy of relief deemed just and equitable and within the scope of this Arbitration Program and may also grant such ancillary relief as is necessary to make effective any award. The presiding referee of the Referee Panel, or the referee if there is a single referee, shall be a retired judge. Judgment upon the award rendered by such referee(s) shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645. Determinations and awards by a referee or Referee Panel shall be binding on all Loan Parties and shall not be subject to further review or appeal except as allowed by applicable Law.

            (f) PRESERVATION OF REMEDIES. No provision of, nor the exercise of any rights under, this Arbitration Program shall limit the right of any Loan Party to: (1) foreclose against and/or sale of any real or personal property collateral or other security, or obtain a personal or deficiency award;
(2) exercise self-help remedies (including repossession and setoff rights); or
(3) obtain provisional or ancillary remedies such as injunctive relief, sequestration, attachment, replevin, garnishment, or the appointment of a receiver from a court having jurisdiction. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action as described above shall not constitute a waiver of the right of any Loan Party to submit the Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof. Any claim or dispute related to the exercise of any self-help, auxiliary or other rights under this paragraph shall be a Dispute hereunder.

            (g) MISCELLANEOUS. All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with this Arbitration Program. The Loan Parties agree, to the maximum extent practicable, to take any action necessary to conclude an arbitration hereunder within 180 days of the filing of a Dispute with the Administrator. The arbitrator(s) shall be empowered to impose sanctions for any Loan Party's failure to proceed within the times established herein. Arbitrations shall be conducted in the state of the applicable substantive law designated in the Documents. The provisions of this Arbitration Program shall survive an termination, amendment, or expiration hereof or of the Documents unless the Loan Parties otherwise expressly agree in writing. Each Loan Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Loan Parties or as required by applicable Law. If any provision of this Arbitration Program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable.

            11.24 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     RICHEY ELECTRONICS, INC.,
                                     a Delaware corporation


                                     By: /s/ William C. Cacciatone
                                         --------------------------------------

                                          Its: CEO & President
                                               --------------------------------


                                     By: /s/ Richard N. Berger
                                         --------------------------------------

                                          Its: CFO
                                               --------------------------------

                                        Address for the foregoing:

                                        Richey Electronics, Inc.
                                        7441 Lincoln Way
                                        Garden Grove, California  92641

                                        Attn:  Mr. Richard N. Berger

                                        Telecopier:  (714) 897-7887
                                        Telephone:   (714) 898-8288



                                        FIRST INTERSTATE BANK OF CALIFORNIA,
                                        as Agent


                                        By: /s/ Charles C. Warner
                                            -----------------------------------
                                            Charles C. Warner
                                            Vice President


                                        Address:

                                        First Interstate Bank of California
                                        707 Wilshire Boulevard, W16-20
                                        Los Angeles, California 90017

                                        Attn:  Mr. Charles W. Reed

                                        Telecopier:  (213) 614-2569
                                        Telephone:   (213) 614-2648

                                        FIRST INTERSTATE BANK OF CALIFORNIA,
                                        as a Bank


                                        By: /s/ David G. Ligon
                                            -----------------------------------
                                            David G. Ligon
                                            Vice President


                                        Address:

                                        First Interstate Bank of California
                                        Los Angeles Commercial Banking Center
                                        707 Wilshire Boulevard, W24-12
                                        Los Angeles, California 90017

                                        Attn:  Mr. David G. Ligon

                                        Telecopier:  (213) 614-4491
                                        Telephone:   (213) 614-4594